Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190698

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
SUPPLEMENT NO. 5, DATED AUGUST 13, 2015,
TO THE PROSPECTUS, DATED APRIL 28, 2015

This prospectus supplement, or this Supplement No. 5, is part of the prospectus of American Realty Capital Hospitality Trust, Inc., or the Company, dated April 28, 2015, as supplemented by Supplement No. 4, dated July 28, 2015, or Supplement No. 4. This Supplement No. 5 supplements, modifies, supersedes and replaces certain information contained in the Prospectus and Supplement No. 4 and should be read in conjunction with the Prospectus and Supplement No. 4. This Supplement No. 5 will be delivered with the Prospectus and Supplement No. 4. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 5 are to:

•	Describe anticipated transactions for the parents of our sponsor and dealer manager, which, individually, we refer to as a Transaction, and, collectively, as the Transactions;
•	Replace Appendix C-2 with Appendix C-2-A — Multi-Offering Subscription Agreement;
•	Add Appendix C-2-B — Multi-Offering Investor Instructions; and
•	Attach our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 as Annex A.

PROSPECTUS UPDATES

Prospectus Summary

The following disclosure should be read in conjunction with the “What is American Realty Capital Hospitality Trust, Inc.?” subsection of the “Prospectus Summary” section on page 1 of the Prospectus, the paragraph under the “What is the experience of your sponsor?” subsection of the “Prospectus Summary” section on page 3 of the Prospectus, the “The Advisor,” “The Property Manager and The Sub-Property Manager” and “Dealer Manager” subsections of the “Management” section on pages 111, 114 and 116 of the Prospectus and the “Dealer Manager and Compensation We Will Pay for the Sale of Our Shares” subsection of the “Plan of Distribution” section on page 210 of the Prospectus and all similar discussions appearing throughout the Prospectus.

“On August 6, 2015, AR Capital, LLC, or ARC, the parent of our sponsor, entered into a Transaction Agreement, or the Transaction Agreement, with AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, or AMH, and an affiliate of Apollo Global Management, LLC (NYSE: APO), which, together with its consolidated subsidiaries, we refer to as Apollo, and a newly formed entity, AR Global Investments, LLC, a Delaware limited liability company, or AR Global. The Transaction Agreement provides that ARC will transfer to AR Global substantially all of the assets of its ongoing asset management business (including equity interests in its subsidiaries). AMH will contribute money and other assets to AR Global. Following the consummation of the Transaction contemplated by the Transaction Agreement, AMH will hold a 60% interest in AR Global and ARC will hold a 40% interest in AR Global. The business and affairs of AR Global will be overseen by a board of managers comprised of ten members, six of which will be appointed by AMH and four of which will be appointed by ARC. Our advisor is currently owned indirectly by ARC and following the Transaction will be owned indirectly by AR Global. Our property manager will continue to be owned by ARC following the Transaction.

Also on August 6, 2015, RCS Capital Corporation, or RCS Capital, the parent of our dealer manager and a company under common control with ARC, announced that it has entered into an agreement with an affiliate of Apollo to sell RCS Capital’s Wholesale Distribution division, including our dealer manager, and certain related entities. Upon completion of the Transaction, our dealer manager will continue to operate as a stand-alone entity within AR Global. The current management team of our dealer manager, which is led by William E. Dwyer III, will continue to operate the day-to-day functions of the business.

The Transactions are subject to customary closing conditions and are expected to close in 2015. Upon consummation of the Transactions, our advisor, dealer manager, property manager and sponsor are expected to continue to serve in their respective capacities to us. Our independent directors unanimously endorsed the Transactions.”

Subscription Agreements

The form of multi-offering subscription agreement included as Appendix C-2-A to this Supplement No. 5 hereby replaces in its entirety Appendix C-2 to the Prospectus.

The form of multi-offering investor instructions included as Appendix C-2-B to this Supplement No. 5 is hereby added as Appendix C-2-B to the Prospectus.

Annex A

On August 12, 2015, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is attached as Annex A to this Supplement No. 5.

S-1

APPENDIX C-2-A

Multi-Offering Subscription Agreement

Investors in in AL, AR, KY, MA, MD, NC, NE, NJ, OR and TN may not use this Multi-Offering Subscription Agreement to subscribe for shares and/or units of any offering described herein but instead should refer to the subscription agreement for each offering.

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE, SC DISTRIBUTORS, LLC (MEMBER FINRA/SIPC) OR REALTY CAPITAL SECURITIES, LLC (MEMBER FINRA/SIPC) AT 1-877-373-2522.

1. Investment

All investments are subject to suitability standards, see corresponding prospectus and Section 8a-l herein.

Amount of Subscription ______________ **State of Sale** ______________

Minimum Initial Investment is $2,000 for CVMC REIT II, SIC, TGIF & GREC.
Minimum Initial Investment is $2,500 for RPT, ARC Global II, ARC HT III, RFT, Grocery Center REIT II, ARC Hospitality, AERP & UDF V.
Minimum Initial Investment for purchases through IRA or other qualified accounts is $1,000 for UDF V.
Money Orders, Traveler's Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

Payment will be made with: ☐ Enclosed Check ☐ Funds Wired ☐ Funds to Follow - Name of Institution ______________

(See Section 10 for Check Instructions)

Offering	Investment Amount
American Energy Capital Partners - Energy Recovery Program, LP (AERP)	
American Realty Capital Global Trust II, Inc. (ARC Global II)	
American Realty Capital Healthcare Trust III, Inc. (ARC HT III)	
American Realty Capital Hospitality Trust, Inc. (ARC Hospitality)	
Carter Validus Mission Critical REIT II (CVMC REIT II)	
Greenbacker Renewable Energy Company (GREC)	
Phillips Edison - Grocery Center REIT II, Inc. (Grocery Center REIT II)	
Realty Finance Trust, Inc. (RFT)	
RREEF Property Trust, Inc. (RPT)	
Sierra Income Corporation (SIC)	
TriLinc Global Impact Fund (TGIF)	
United Development Funding Income Fund V (UDF V)	

☐ **Volume Discount*:** Check this box ONLY after discussion with your registered representative/financial advisor. Please provide a separate request in writing that sets forth the basis for receiving a volume discount as set forth in the appropriate prospectus.

**Any combination request will be subject to our verification that the subscriptions to be combined are made by a single qualifying purchaser. Please see "Volume Discounts" section of the prospectus for further information on volume discount qualifications.*

1a. Share Class - The Selection of a Share Class is Required (CVMC REIT II Only)

Please consult with your registered representative/financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees which are payable with respect to each share class.

FOR CVMC REIT II INVESTORS - SHARE CLASS REQUIRED ☐ Class A

1b. Share Class - The Selection of a Share Class is Required (GREC Only)

Please consult with your registered representative/financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees which are payable with respect to each share class.

FOR GREC INVESTORS - SHARE CLASS REQUIRED ☐ Class A ☐ Class C ☐ Class I

1c. Share Class - The Selection of a Share Class is Required (RPT Only)

Please consult with your registered representative/financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees which are payable with respect to each share class.

FOR RPT INVESTORS - SHARE CLASS REQUIRED ☐ Class A ☐ Class B

CURRENT FORM AS OF 7/29/15 VERSION A

C-2-A-1

C-2-A-2

C-2-A-3

C-2-A-4

C-2-A-5

C-2-A-6

C-2-A-7

C-2-A-8

C-2-A-9

C-2-A-10

C-2-A-11

C-2-A-12

C-2-A-13

C-2-A-14

C-2-A-15

C-2-A-16

C-2-A-17

C-2-A-18

C-2-A-19

C-2-A-20

C-2-A-21

APPENDIX C-2-B

Multi-Offering Investor Instructions

Investors in in AL, AR, KY, MA, MD, NC, NE, NJ, OR and TN may not use this Multi-Offering Subscription Agreement to subscribe for shares and/or units of any offering described herein but instead should refer to the subscription agreement for each offering.

1. Investment

PLEASE NOTE: Money orders, traveler's checks, starter checks, foreign checks, counter checks, third-party checks or cash will not be accepted. Minimum Initial Investment is $2,000 for CVMC REIT II, SIC, TGIF & GREC. Minimum Initial Investment is $2,500 for RPT, ARC Global II, ARC HT III, RFT, Grocery Center REIT II, ARC Hospitality, AERP & UDF V. In no event shall any investment be less than $100. Minimum Initial Investment for for purchases through IRA or other qualified accounts is $1,000 for UDF V.

1a-1d. Select a Share and/or Unit Class

2. Account Type - Check One Box Only

Please check the appropriate box to indicate the account type of the subscription.

** **Transfer on Death (TOD):** Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who are (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.*

Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/ investors is required for investment through these types of accounts.

3. Enter Investment Title (ARC Global II, ARC HT III, RFT, Grocery Center REIT II, ARC Hospitality, AERP, UDF V, CVMC REIT II, SIC, TGIF & GREC Only)

4. Enter Investor Information (ARC Global II, ARC HT III, RFT, Grocery Center REIT II, ARC Hospitality, AERP, UDF V, CVMC REIT II, SIC, TGIF & GREC Only)

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.

You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.

5. Enter Individual or Joint Account Information (RPT Only)

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.

You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.

5a. Enter Entity Account Information (RPT Only)

If you are establishing an account for a legal entity, please provide the most recent versions of the documents listed below. RPT reserves the right to require additional documents on future transactions.

Please note this is not an all-inclusive list of documents.

Trust: Trust document (copy of the portion(s) of the trust document that shows the name of the trust, date of the trust, and the trustee name(s)) or certificate/affidavit of trust
Corporation: Articles of incorporation, certificate of incumbency or corporate by-laws
Financial institution regulated by a federal regulator: Registration certificate
Guardianship/conservatorship: Appointment of guardian/conservator certified within 60 days

CURRENT FORM AS OF 7/28/15 VERSION A

C-2-B-1

C-2-B-2

C-2-B-3

C-2-B-4

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-55394

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	80-0943668
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York	10022
(Address of Principal Executive Office)	(Zip Code)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

The number of shares of the registrant’s common stock, $0.01 par value, outstanding as of August 1, 2015 was 26,985,483.

TABLE OF CONTENTS

Page
PART I
Item 1. Financial Statements	1
Condensed Consolidated Balance Sheets as of June 30, 2015 (Unaudited) and December 31, 2014	1
Condensed Consolidated/Combined Statements of Operations and Comprehensive Income (Loss) (Unaudited) of the Successor for the Three Months Ended June 30, 2015 and the Three Months Ended June 30, 2014 and for the Six Months Ended June 30, 2015 and for the period of March 21 to June 30, 2014 and of the Predecessor for the Period from January 1 to March 20, 2014	2
Condensed Consolidated Statement of Changes in Equity (Unaudited) for the Six Months Ended June 30, 2015	3
Condensed Consolidated/Combined Statements of Cash Flows (Unaudited) of the Successor for the Six Months Ended June 30, 2015 and for the period of March 21 to June 30, 2014 and of the Predecessor for the Period from January 1 to March 20, 2014	5
Notes to Condensed Consolidated/Combined Financial Statements (Unaudited)	6
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Item 3. Quantitative and Qualitative Disclosures About Market Risk	46
Item 4. Controls and Procedures	46
PART II
Item 1. Legal Proceedings	47
Item 1A. Risk Factors	47
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	52
Item 3. Defaults Upon Senior Securities	53
Item 4. Mine Safety Disclosures	53
Item 5. Other Information	53
Item 6. Exhibits	54
Signatures	55

i

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Real estate investments:
Land	$286,540	$12,061
Buildings and improvements	1,486,493	81,176
Furniture, fixtures and equipment	138,281	5,308
Total real estate investments	1,911,314	98,545
Less: accumulated depreciation and amortization	(28,770)	(2,796)
Total real estate investments, net	1,882,544	95,749
Cash and cash equivalents	76,702	131,861
Acquisition deposits	28,000	75,000
Restricted cash	71,661	3,437
Investments in unconsolidated entities	3,303	5,475
Below-market lease asset, net	10,425	8,060
Prepaid expenses and other assets	38,926	11,801
Deferred financing fees, net	16,474	1,991
Total Assets	$2,128,035	$333,374
LIABILITIES, NON-CONTROLLING INTEREST AND EQUITY
Mortgage notes payable	$1,187,102	$45,500
Promissory notes payable	—	64,849
Mandatorily redeemable preferred securities	408,810	—
Accounts payable and accrued expenses	53,558	14,219
Due to affiliates	3,159	7,011
Total Liabilities	$1,652,629	$131,579
Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 25,016,906 and 10,163,206 shares issued and outstanding, respectively	250	102
Additional paid-in capital	546,043	221,379
Deficit	(73,655)	(19,686)
Total equity of American Realty Capital Hospitality Trust, Inc. stockholders	472,638	201,795
Non-controlling interest – consolidated variable interest entity	2,768	—
Total Equity	$475,406	$201,795
Total Liabilities, Non-controlling Interest and Equity	$2,128,035	$333,374

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except for share and per share data)
(Unaudited)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	For the Period from March 21 to June 30, 2014	For the Period from January 1 to March 20, 2014
Revenues
Rooms	$126,009	$8,543	$176,501	$9,508	$6,026
Food and beverage	4,366	1,790	7,161	2,021	1,543
Other	3,115	1,127	4,654	1,251	676
Total revenue	$133,490	$11,460	$188,316	$12,780	$8,245
Operating expenses
Rooms	28,329	1,710	38,643	1,913	1,405
Food and beverage	3,548	1,202	5,523	1,338	1,042
Management fees	5,325	465	7,532	511	289
Other property-level operating expenses	48,811	4,324	69,528	4,831	3,490
Depreciation and amortization	19,550	890	26,621	1,012	994
Rent	1,545	1,223	2,828	1,353	933
Total operating expenses	107,108	9,814	150,675	10,958	8,153
Income from operations	$26,382	$1,646	$37,641	$1,822	$92
Interest expense	(23,483)	(2,031)	(33,643)	(2,243)	(531)
Acquisition and transaction related costs	(1,148)	(187)	(38,431)	(4,645)	—
Other income	2,201	—	2,201	—	—
Equity in earnings (losses) of unconsolidated entities	115	2,346	8	2,346	(166)
General and administrative	(1,471)	(779)	(3,964)	(1,469)	—
Total other expenses, net	(23,786)	(651)	(73,829)	(6,011)	(697)
Net income (loss) before taxes	$2,596	$995	$(36,188)	$(4,189)	$(605)
Provision for income taxes	2,164	1,077	3,356	1,175	—
Net income (loss) and comprehensive income (loss)	$432	$(82)	$(39,544)	$(5,364)	$(605)
Less: Net loss attributable to non-controlling interest	$(6)	$—	$(6)	$—	$—
Net income (loss) attributable to American Realty Capital Hospitality Trust, Inc.	$438	$(82)	$(39,538)	$(5,364)	$(605)
Basic net income (loss) per share	$0.03	$(0.21)	$(2.31)	$(22.86)	NA
Diluted net income (loss) per share	$0.03	$(0.21)	$(2.30)	$(22.86)	NA
Basic weighted average shares outstanding	16,990,324	398,796	17,083,902	234,621	NA
Diluted weighted average shares outstanding	17,024,900	398,796	17,083,902	234,621	NA

NA — not applicable

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(In thousands, except for share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Deficit	Total Equity of American Realty Capital Hospitality Trust, Inc. Stockholders	Non- controlling Interest	Total Non-controlling Interest and Equity
	Number of Shares	Par Value
Balance, December 31, 2014	10,163,206	$102	$221,379	$(19,686)	$201,795	$—	$201,795
Issuance of common stock	14,602,483	146	362,969	—	363,115	—	363,115
Net loss attributable to American Realty Capital Hospitality Trust, Inc.	—	—	—	(39,538)	(39,538)	—	(39,538)
Net loss attributable to non-controlling interest	—	—	—	(6)	(6)	—	(6)
Non-controlling interest – consolidated variable interest entity	—	—	—	—	—	2,768	2,768
Dividends paid or declared	—	—	—	(14,425)	(14,425)	—	(14,425)
Common stock issued through Distribution Reinvestment Plan	251,217	2	5,966	—	5,968	—	5,968
Share-based payments	—	—	35	—	35	—	35
Common stock offering costs, commissions and dealer manager fees	—	—	(44,306)	—	(44,306)	—	(44,306)
Balance, June 30, 2015	25,016,906	$250	$546,043	$(73,655)	$472,638	$2,768	$475,406

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months Ended June 30, 2015	For the Period from March 21 to June 30, 2014	For the Period from January 1 to March 20, 2014
Cash flows from operating activities:
Net loss	$(39,544)	$(5,364)	$(605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,621	1,012	994
Amortization of deferred financing costs	4,255	223	75
Change in fair value of contingent consideration	(1,927)	—	—
Distributions from variable interest entities	1,003	—	—
Equity in (earnings) losses of unconsolidated entities	(8)	(2,346)	166
Other adjustments, net	15	303	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(15,510)	(2,611)	(581)
Restricted cash	(24,634)	(870)	—
Due to affiliates	(4,502)	—	—
Accounts payable and accrued expenses	38,309	5,767	(605)
Net cash used in operating activities	$(15,922)	$(3,886)	$(556)
Cash flows from investing activities:
Acquisition of hotel assets, net of cash received	(375,777)	(41,390)	—
Real estate investment improvements and purchases of property and equipment	(3,622)	(424)	(83)
Acquisition deposits	(28,000)	(50,000)	—
Increase in restricted cash related to real estate improvements	(39,672)	(2,010)	(468)
Net cash used in investing activities	$(447,071)	$(93,824)	$(551)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	360,335	20,195	—
Payments of offering costs	(43,724)	(2,766)	—
Dividends paid	(6,485)	(62)	—
Mandatorily redeemable preferred securities redemptions	(38,287)	—	—
Repayments of notes payable	(64,849)	—	—
Distribution to members	—	—	(800)
Affiliate financing advancement	—	2,599	—
Proceeds from affiliate note payable used to fund acquisition deposit	—	40,500	—
Repayment of affiliate note payable used to fund acquisition deposit	—	(3,700)	—
Payment of deferred consideration payable	(3,500)	—	—
Proceeds from mortgage note payable	227,000	45,500	—
Payments of mortgage note payable	—	—	(137)
Proceeds from promissory note payable	—	1,775	—
Deferred financing fees	(18,738)	(1,601)	—
Restricted cash for debt service	(3,918)	—	—
Net cash provided by (used in) financing activities	$407,834	$102,440	$(937)
Net change in cash and cash equivalents	(55,159)	4,730	(2,044)
Cash and cash equivalents, beginning of period	131,861	—	10,520
Cash and cash equivalents, end of period	$76,702	$4,730	$8,476

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months Ended June 30, 2015	For the Period from March 21 to June 30, 2014	For the Period from January 1 to March 20, 2014
Supplemental disclosure of cash flow information:
Interest paid	$24,598	$1,276	$458
Taxes paid	$3,441	—	—
Distribution receivable from unconsolidated entities	—	$245	—
Non-cash investing and financing activities:
Reclassification of deferred offering costs to additional paid-in capital	—	$1,505	—
Offering costs payable	$736	$771	—
Real estate investment improvements and purchases of property and equipment in accounts payable and accrued expenses	$1,444	—	—
Proceeds receivable from share sales(1)	$2,781	$1,097	—
Seller financing of real estate investments	—	$58,074	—
Seller financing of investment in unconsolidated entities	—	$5,000	—
Mortgage and mezzanine debt assumed on real estate investments	$904,185	—	—
Preferred securities issued in acquisition of property and equipment	$447,097	—	—
Contingent consideration on acquisition	—	$4,100	—
Deferred consideration on acquisition	—	$3,400	—
Dividends declared but not paid	$3,341	$114	—
Common stock issued through distribution reinvestment plan	$5,966	$20	—

(1)	The proceeds receivable from the sale of shares of common equity were received by the Company prior to the filing date of this Quarterly Report on Form 10-Q.

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 1 — Organization

American Realty Capital Hospitality Trust, Inc. (the “Company”) was incorporated on July 25, 2013 as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. The Company was formed primarily to acquire lodging properties in the midscale limited service, extended stay, select service, upscale select service, and upper upscale full service segments within the hospitality sector. The Company has no limitation as to the number of franchises or licenses with which the Company's hotels will be associated. All such properties may be acquired by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate and invest in other real estate-related debt. In March 2014, the Company completed its first acquisition comprising investments in six hotels (the “Barceló Portfolio”), and in February 2015, the Company completed its second acquisition (the “Grace Acquisition”) comprising investments in 116 hotels (the “Grace Portfolio”). As of June 30, 2015, the Company had acquired or had an interest in a total of 122 properties.

On January 7, 2014, the Company commenced its initial public offering (“IPO” or the “Offering”) on a “reasonable best efforts” basis of up to 80,000,000 shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-190698), as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Registration Statement also covers up to 21,052,631 shares of common stock available pursuant to the Distribution Reinvestment Plan (the “DRIP”) under which the Company's common stockholders may elect to have their distributions reinvested in additional shares of the Company's common stock.

Until the filing of the Company's second quarterly financial filing with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, following the earlier to occur of (i) the Company's acquisition of at least $2.0 billion in total investment portfolio assets or (ii) January 7, 2016 (the “NAV pricing date”), the per share purchase price in the IPO will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will initially be equal to $23.75 per share, which is 95% of the initial per share offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to the Company's net asset value (“NAV”) per share plus applicable commissions and fees in the case of the primary offering, and the per share purchase price in the DRIP will be equal to the NAV per share. On February 3, 2014, the Company received and accepted subscriptions in excess of the minimum offering amount of $2.0 million in Offering proceeds, broke escrow and issued shares of common stock to the initial investors who were admitted as stockholders. As of June 30, 2015, the Company had 25.0 million shares of common stock outstanding and had received total gross proceeds of approximately $621.9 million, including shares issued under the DRIP.

Substantially all of the Company's business is conducted through American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partner interest in the OP (“OP Units”). Additionally, American Realty Capital Hospitality Advisors, LLC (the “Advisor”) contributed $2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. The holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock of the Company in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 1 — Organization  – (continued)

The Company has no direct employees. The Company has retained the Advisor to manage certain aspects of its affairs on a day-to-day basis. American Realty Capital Hospitality Properties, LLC or one of its subsidiaries (collectively, the “Property Manager”), serves as the Company's property manager and the Property Manager has retained Crestline Hotels & Resorts, LLC (“Crestline”), an entity under common control with the parent of American Realty Capital IX, LLC (the “Sponsor”) to provide services, including locating investments, negotiating financing and operating certain hotel assets in the Company's portfolio. Realty Capital Securities, LLC (the “Dealer Manager”), an entity under common control with the parent of the Sponsor, serves as the dealer manager of the offering. The Advisor, American Realty Capital Hospitality Special Limited Partner, LLC (the “Special Limited Partner”), Property Manager, Crestline and Dealer Manager are related parties and receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company's assets.

The Company, directly or indirectly through its taxable REIT subsidiaries, enters into agreements with the Property Manager, which, in turn, engages Crestline or a third-party sub-property manager to manage the Company’s hotel properties. Crestline is a leading hospitality management company in the United States with 75 hotels and 12,255 rooms under management in 21 states and the District of Columbia. As of June 30, 2015, 40 of the Company's hotels are managed by Crestline, and 82 of the Company's hotels are managed by third-party sub-property managers.

Note 2 — Summary of Significant Accounting Policies

The accompanying condensed consolidated financial statements of the Company included herein were prepared in accordance with the instructions to this Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by United States Generally Accepted Accounting Principles (“GAAP”) for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All inter-company accounts and transactions have been eliminated in consolidation.

The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2014, which are included in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 2015.

Development Stage Company

On February 3, 2014, the Company raised proceeds sufficient to break escrow in connection with its IPO. The Company received and accepted aggregate subscriptions in excess of the minimum $2.0 million and issued shares of common stock to its initial investors who were admitted as stockholders. The Company acquired the Barceló Portfolio through fee simple, leasehold and joint venture interests and commenced operations on March 21, 2014, and as of such date was no longer considered to be a development stage company.

Principles of Consolidation/Combination and Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as percentage ownership interest,

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

The Predecessor consists of the Barceló Portfolio, which consists of hospitality assets and operations owned by Barceló Crestline Corporation and certain consolidated subsidiaries (“BCC”), that had been maintained in various legal entities until the Company acquired them from BCC on March 21, 2014. Historically, financial statements have not been prepared for the Predecessor as a discrete stand-alone entity. The accompanying condensed consolidated financial statements for the Predecessor, for the period from January 1 to March 20, 2014 have been derived from the historical accounting records of BCC and reflect revenue and expenses and cash flows directly attributable to the Predecessor, as well as allocations deemed reasonable by management, to present the combined results of operations and cash flows of the Predecessor on a stand-alone basis.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, the useful lives of real estate and real estate taxes, as applicable.

Real Estate Investments

The Company allocates the purchase price of properties acquired in real estate investments to tangible and identifiable intangible assets acquired based on their respective fair values at the date of acquisition. Tangible assets include land, land improvements, buildings and fixtures. The Company utilizes various estimates, processes and information to determine the fair value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, and buildings and fixtures are based on purchase price allocation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets and liabilities, as applicable, are typically related to contracts, including operating lease agreements, ground lease agreements and hotel management agreements, which will be recorded at fair value. The Company also considers information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Investments in real estate that are not considered to be business combinations under GAAP are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation of the Company's assets is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for leasehold interests.

The Company is required to make subjective assessments as to the useful lives of the Company’s assets for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate. These assessments have a direct impact on the Company’s net income because if the Company were to shorten the expected useful lives of the Company’s investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Below-Market Lease

The below-market lease intangibles are based on the difference between the market rent and the contractual rent as of the date the Company assumed the obligations and are discounted to a present value using an interest rate reflecting the Company's current assessment of the risk associated with the leases assumed. Acquired lease intangible assets are amortized over the remaining lease term. The amortization of below-market leases is recorded as an increase to rent expense on the condensed consolidated statements of operations.

Impairment of Long Lived Assets and Investments in Unconsolidated Entities

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less the estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. No such impairment losses were recorded in the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less.

Restricted Cash

Restricted cash consists of amounts required under mortgage agreements for future capital improvements to owned assets, future interest and property tax payments and excess cash flow deposits due to mortgage agreement restrictions. For purposes of the statement of cash flows, changes in restricted cash caused by changes to the amount needed for future capital improvements are treated as investing activities, changes related to future debt service payments are treated as financing activities, and changes related to real estate tax payments and excess cash flow deposits are treated as operating activities.

Deferred Financing Fees

Deferred financing fees represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These fees are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing fees are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not be successful.

Variable Interest Entities

Accounting Standards Codification (“ASC”) 810, Consolidation contains the guidance surrounding the definition of variable interest entities (“VIE”), the definition of variable interests and the consolidation rules surrounding VIEs. In general, VIEs are entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company has variable interests in VIEs through its investments in entities which own the Westin Virginia Beach Town Center (the “Westin Virginia Beach”) and the Hilton Garden Inn Blacksburg.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Once it is determined that the Company holds a variable interest in an entity, GAAP requires that the Company perform a qualitative analysis to determine (i) which entity has the power to direct the matters that most significantly impact the VIE’s financial performance; and (ii) if the Company has the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive the benefits of the VIE that could potentially be significant to the VIE. The entity that has both of these characteristics is deemed to be the primary beneficiary and is required to consolidate the VIE.

The Company holds an interest in BSE/AH Blacksburg Hotel, LLC (the “HGI Blacksburg JV”), an entity that owns the assets of the Hilton Garden Inn Blacksburg, and an interest in TCA Block 7 Hotel, LLC (the “Westin Virginia Beach JV”), an entity that owns the assets of the Westin Virginia Beach.

In the quarter ended June 30, 2015, upon the acquisition of an additional equity interest in the HGI Blacksburg JV, the Company concluded that it was the primary beneficiary, with the power to direct activities that most significantly impact its economic performance, and therefore consolidated the entity in its condensed consolidated financial statements subsequent to the acquisition. (See Note 3 — Business Combinations).

The Company has concluded it is not the primary beneficiary with the power to direct activities that most significantly impact economic performance of the Westin Virginia Beach JV, and has therefore not consolidated the entity. The Company has accounted for the entity under the equity method of accounting and included it in investments in unconsolidated entities in the accompanying condensed consolidated balance sheets.

Revenue Recognition

Hotel revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel services.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its tax year ended December 31, 2014. In order to qualify as a REIT, the Company must annually distribute to its stockholders 90% of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, and must comply with various other organizational and operational requirements. The Company will generally not be subject to federal corporate income tax on the portion of its REIT taxable income that it distributes to its stockholders. The Company may be subject to certain state and local taxes on its income, property tax and federal income and excise taxes on its undistributed income. The Company's hotels are leased to taxable REIT subsidiaries (“TRSs”) which are wholly owned subsidiaries of the OP. The TRSs are subject to federal, state and local income taxes.

Earnings/Loss per Share

The Company calculates basic income or loss per share by dividing net income or loss for the period by the weighted-average shares of its common stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested stock awards, except when doing so would be anti-dilutive.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements

In accordance with ASC 820, Fair Value Measurement, certain assets and liabilities are recorded at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants in an orderly transaction on the measurement date. The market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability is known as the principal market. When no principal market exists, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received or minimizes the amount that would be paid. Fair value is based on assumptions market participants would make in pricing the asset or liability. Generally, fair value is based on observable quoted market prices or derived from observable market data when such market prices or data are available. When such prices or inputs are not available, the reporting entity should use valuation models.

The Company’s financial instruments recorded at fair value on a recurring basis are categorized based on the priority of the inputs used to measure fair value. The inputs used in measuring fair value are categorized into three levels, as follows:

•	Level 1 — Inputs that are based upon quoted prices for identical instruments traded in active markets.
•	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar investments in markets that are not active, or models based on valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the investment.
•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Advertising Costs

Advertising costs for hotel operations are expensed as incurred, and are reflected in other property-level operating expenses in the condensed consolidated statements of operations and comprehensive income (loss). Advertising expense was $3.8 million for the three months ended June 30, 2015, and $0.1 million for the three months ended June 30, 2014. Advertising expense was $5.3 million for the six months ended June 30, 2015, and $0.2 million combined between the Predecessor and the Company for the six months ended June 30, 2014.

Allowance for Doubtful Accounts

Receivables consist principally of trade receivables from customers and are generally unsecured and are due within 30 to 90 days. The Company records a provision for uncollectible accounts using the allowance method. Expected credit losses associated with trade receivables are recorded as an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based upon historical patterns of credit losses for aged receivables as well as specific provisions for certain identifiable, potentially uncollectible balances.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

When internal collection efforts on accounts have been exhausted, the accounts are written off and the associated allowance for doubtful accounts is reduced. Trade receivable balances, net of the allowance for doubtful accounts, are included in prepaid expenses and other assets in the accompanying condensed consolidated balance sheets, and are as follows (in thousands):

	June 30, 2015	December 31, 2014
Trade receivables	$7,442	$1,388
Allowance for doubtful accounts	(619)	(45)
Trade receivables, net of allowance	$6,823	$1,343

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate room revenue and other income through the operation of the properties, which comprise 100% of the total consolidated revenues. Management evaluates the operating performance of the Company’s investments in real estate on an individual property level, none of which represent a reportable segment.

Derivative Transactions

The Company at certain times enters into derivative instruments to hedge exposure to changes in interest rates. The Company’s current derivatives consist of two interest rate cap agreements entered into in connection with the closing of the acquisition of the Grace Portfolio, which help to mitigate the Company’s exposure to increasing borrowing costs under floating rate indebtedness. The Company has elected not to designate its interest rate cap agreements as cash flow hedges. The impact of the interest rate caps for the three and six month periods ended June 30, 2015, to the condensed consolidated financial statements was immaterial.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15 Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The adoption of ASU 2014-15 becomes effective for the Company on its fiscal year ending December 31, 2016, and all subsequent annual and interim periods. Early adoption is permitted. The adoption of ASU 2014-15 is not expected to have a material effect on the Company's consolidated financial statements.

In January, 2015, the FASB issued ASU 2015-01 Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”), this Update eliminates from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement-Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. The adoption of ASU 2015-01 becomes effective for the Company on its fiscal year ending December 31, 2016, and all subsequent annual and interim periods. Early adoption is permitted. The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s consolidated financial statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

In February, 2015, the FASB issued ASU 2015-02 Amendments to the Consolidation Analysis (“ASU 2015-02”), the amendments in this Update reduce the application of the related party guidance for VIEs on the basis of the following three changes:

1)	For single decision makers, related party relationships must be considered indirectly on a proportionate basis, rather than in their entirety. Except in the following two instances, the consolidation analysis would end after this indirect assessment.
2)	After the assessment above is performed, related party relationships should be considered in their entirety for entities that are under common control only if that common control group has the characteristics of a primary beneficiary. That is, the common control group collectively has a controlling financial interest.
3)	If the second assessment is not applicable, but substantially all of the activities of the VIE are conducted on behalf of a single variable interest holder (excluding the decision maker) in a related party group that has the characteristics of a primary beneficiary, that single variable interest holder must consolidate the VIE as the primary beneficiary.

The new standard is effective for the Company on January 1, 2016. Early application is permitted. The adoption of ASU 2015-02 is not expected to have a material effect on the Company’s consolidated financial statements.

In April 2015, the FASB proposed an accounting standards update for ASU 2014-09 for the deferral of the effective date of ASU 2014-09 Revenue from Contracts with Customers. This proposal defers the effective date of ASU 2014-09 from annual reporting periods beginning after December 15, 2016, back one year, to December 15, 2017 for all public business entities, certain not-for-profit entities, and certain employee benefit plans. Early application of ASU 2014-09 is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method and has not determined the effect of the standard on its ongoing financial reporting.

In April, 2015, the FASB issued ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which is designed to simplify the presentation of debt issuance costs. The amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. The new standard is effective for the Company on January 1, 2016. Early application is permitted. The adoption of ASU 2015-03 is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2015, the FASB issued ASU 2015-07 Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the Emerging Issues Task Force) (“ASU 2015-07”), which is for the removal of requirements to categorize all investments for which fair value is measured using net asset value per share and the removal of certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share. Those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. The reporting entity shall disclose the amount measured using the net asset value per share (or its equivalent) to permit reconciliation of the fair value of investments included in the fair value hierarchy to the line items presented in the statement of financial position. The new standard is effective for the Company on

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

January 1, 2016. Early application is permitted. The adoption of ASU 2015-07 is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2015, the FASB issued ASU 2015-08 Pushdown Accounting (“ASU 2015-08”), which was pursuant to the issuance of Staff Accounting Bulletin No. 115 related to Business Combinations and pushdown accounting. It is noted that within ASU 2015-08, SEC observer comments state that carrying over historical cost to record transfers between companies under common control or between a parent and its subsidiary are focused on transfers of net or long lived assets. Those views would not normally apply to recurring transactions for which valuation is not in question (such as routine transfers of inventory) in the separate financial statements of each entity. The recognition and measurement guidance for pushdown accounting are not affected by the amendments in this Update. The new standard is effective for the Company on January 1, 2016. Early application is permitted. The adoption of ASU 2015-08 is not expected to have a material effect on the Company’s consolidated financial statements.

Note 3 — Business Combinations

Barceló Portfolio:  On March 21, 2014, the Company acquired the Barceló Portfolio through fee simple, leasehold and joint venture interests. The aggregate purchase price of the Barceló Portfolio was approximately $110.1 million, exclusive of closing costs. The Barceló Portfolio consists of (i) three wholly owned hotel assets (the “Portfolio Owned Assets”), the Baltimore Courtyard Inner Harbor Hotel (the “Baltimore Courtyard”), the Courtyard Providence Downtown Hotel (the “Providence Courtyard”) and the Homewood Suites by Hilton Stratford (the “Stratford Homewood Suites”); (ii) one leased asset, the Georgia Tech Hotel & Conference Center (the “Georgia Tech Hotel”); and (iii) equity interests in two joint ventures (the “Joint Venture Assets”) that each own one hotel, the Westin Virginia Beach and the Hilton Garden Inn Blacksburg.

Grace Acquisition:  On February 27, 2015, the Company acquired the Grace Portfolio through fee simple or leasehold interests in 116 hotels from certain subsidiaries of Whitehall Real Estate Funds, an investment arm controlled by The Goldman Sachs Group, Inc.

The aggregate purchase price under the purchase agreement was $1.808 billion, exclusive of closing costs and subject to certain adjustments at closing. After adjustments, the net purchase price was $1.800 billion. Approximately $220.7 million of the purchase price was satisfied with cash on hand, approximately $904.2 million (fair value on the acquisition date) through the assumption of existing mortgage and mezzanine indebtedness (comprising the “Assumed Grace Mortgage Loan” and the “Assumed Grace Mezzanine Loan”, collectively, the “Assumed Grace Indebtedness”) and approximately $227.0 million through additional mortgage financing (the “Additional Grace Mortgage Loan” and, together with the Assumed Grace Indebtedness, the “Grace Indebtedness”). The Assumed Grace Mortgage Loan had a fair value on the acquisition date of $802.3 million, and carries an interest rate of London Interbank Offered Rate (“LIBOR”) plus 3.29%, and the Assumed Grace Mezzanine Loan had a fair value on the acquisition date of $101.9 million and carries an interest rate of LIBOR plus 4.77%, for a combined weighted average interest rate of LIBOR plus 3.46%. The Assumed Grace Indebtedness is secured by 96 of the 116 hotels in the Grace Portfolio and is scheduled to mature on May 1, 2016, subject to three (one-year) extension rights which, if all three are exercised, would result in an outside maturity date of May 1, 2019. The Additional Grace Mortgage Loan is secured by 20 of the 116 hotels in the Grace Portfolio and an additional hotel property in the Barceló Portfolio. The Additional Grace Mortgage Loan is scheduled to mature on March 6, 2017, subject to a one-year extension right, which, if exercised, would result in an outside maturity date of March 6, 2018 and carries an interest rate equal to the greater of (i) a floating rate of interest equal to LIBOR plus 6.00% and (ii) 6.25%.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 3 — Business Combinations  – (continued)

In addition, the remaining $447.1 million of the contract purchase price was satisfied by the issuance of the preferred equity interests (the “Grace Preferred Equity Interests”) in two newly-formed Delaware limited liability companies, ARC Hospitality Portfolio I Holdco, LLC and ARC Hospitality Portfolio II Holdco, LLC, (the “Holdco entities”) each of which is an indirect subsidiary of the Company and an indirect owner of the Grace Portfolio. The holders of the Grace Preferred Equity Interests are entitled to monthly distributions at a rate of 7.50% per annum for the first 18 months following closing and 8.00% per annum thereafter. On liquidation of the Holdco entities, the holders of the Grace Preferred Equity Interests are entitled to receive their original value (as reduced by redemptions) prior to any distributions being made to the Company or the Company's shareholders. Beginning in April 2015, the Company became obligated to use 35.0% of any IPO proceeds to redeem the Grace Preferred Equity Interests at par, up to a maximum of $350.0 million in redemptions for any 12-month period. As of June 30, 2015, the Company has redeemed $38.3 million of the Grace Preferred Equity Interests, resulting in $408.8 million of Grace Preferred Equity Interests outstanding.

The Company is also required, in certain circumstances, to apply debt proceeds to redeem the Grace Preferred Equity Interests at par. As of February 27, 2018, the Company is required to have redeemed 50.0% of the Grace Preferred Equity Interests, and the Company is required to redeem 100.0% of the Grace Preferred Equity Interests remaining outstanding at the earlier of (i) 90 days following the stated maturity date (including extension options) under the Grace Indebtedness, and (ii) February 27, 2019. In addition, the Company has the right, at its option, to redeem the Grace Preferred Equity Interests, in whole or in part, at any time at par. The holders of the Grace Preferred Equity Interests have certain consent rights over major actions by the Company relating to the Grace Portfolio. In connection with the issuance of the Grace Preferred Equity Interests, the Company, the OP, and certain individual members of the parent of the Sponsor, entered into three agreements making guarantees to the sellers and their affiliates or indemnifying the sellers and their affiliates related to the Grace Portfolio. If the Company is unable to satisfy the redemption, distribution or other requirements of the Grace Preferred Equity Interests (including if there is a default under the related guarantees provided by the Company, the OP and the individual members of the parent of the Sponsor), the holders of the Grace Preferred Equity Interests have certain rights, including the ability to assume control of the operations of the Grace Portfolio through the assumption of control of the Holdco entities. Due to the fact that the Grace Preferred Equity Interests are mandatorily redeemable and certain of their other characteristics, the Grace Preferred Equity Interests are treated as debt in accordance with GAAP.

The following table presents the preliminary allocation of the assets acquired and liabilities assumed by the Company as of February 27, 2015 (in thousands):

Assets acquired and liabilities assumed	February 27, 2015
Land	$274,479
Buildings and improvements	1,391,506
Below-market lease obligation	2,605
Furniture, fixtures and equipment	127,935
Prepaid expenses and other assets	8,133
Accounts payable and accrued expenses	(4,517)
Total operating assets acquired, net	1,800,141
Financing of real estate investments	(1,351,282)
Total assets acquired, net	$448,859

The Company is finalizing the fair value of certain tangible and intangible assets acquired and adjustments may be made to the preliminary purchase price allocation shown above.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 3 — Business Combinations  – (continued)

The following table below presents pro-forma financial information as if the Grace Acquisition had occurred on January 1, 2014 (in thousands). The unaudited pro-forma financial information is not necessarily indicative of what the actual results of operations would have been, assuming the acquisition had occurred on January 1, 2014, nor does it purport to represent our future results of operations.

Pro-forma	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Revenues	$133,490	$124,435	$252,228	$233,981
Net income (loss)	$432	$4,142	$(8,241)	$(5,608)

Included in the pro-forma table above are the following expense adjustments to account for differences between the Company's estimates and amounts actually incurred by the seller: a reduction in management fees of $1.2 million and $3.8 million, a reduction in depreciation and amortization of $3.4 million and $10.3 million, and additional interest expense of $5.5 million and $16.4 million, for the six months ended June 30, 2015 and June 30, 2014, respectively. Additionally, in the first quarter ended March 31, 2015, there was an adjustment to reduce acquisition and transaction related costs for $37.3 million. Revenue and net income attributable to the Grace Portfolio included in our condensed consolidated statement of operations since the date of acquisition was $165.7 million and $1.6 million, respectively.

HGI Blacksburg JV:  On May 20, 2015, the Company acquired an additional equity interest in the HGI Blacksburg JV, increasing its percentage ownership to 56.5% from 24.0%. As a result of this transaction, the Company concluded that it was the primary beneficiary, with the power to direct activities that most significantly impact economic performance of the HGI Blacksburg JV, and therefore consolidated the entity in its condensed consolidated financial statements subsequent to the acquisition. The purchase price of the additional equity interest was approximately $2.2 million, exclusive of closing costs. The joint venture asset holds one hotel, the Hilton Garden Inn Blacksburg. The impact of the acquisition on the consolidated financial statements was immaterial as of June 30, 2015.

Pending Acquisitions:  In June 2015, the Company entered into a series of agreements to acquire an aggregate of 44 hotels from three different independent parties for an aggregate contract purchase price of $743.9 million (the “Pending Acquisitions”). The Company expects to complete the Pending Acquisitions in seven separate closings, which are scheduled to occur during the third quarter of 2015, the fourth quarter of 2015 and the first quarter of 2016. As of June 30, 2015, the Company has made $28.0 million in deposits with respect to the Pending Acquisitions. In July 2015, the Company made additional deposits of approximately $45.1 million with respect to the Pending Acquisitions. The remaining consideration due at the closing is expected to be funded by a combination of proceeds from the Company's ongoing offering and mortgage debt financing. (See Note — 13 Subsequent Events).

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 4 — Leases

In connection with its acquisitions the Company has assumed various lease agreements. These lease agreements primarily comprise one operating lease and nine ground leases. The following table summarizes the Company's future minimum rental commitments under these leases (in thousands).

	Minimum Rental Commitments	Amortization of Below Market Lease Intangible to Rent Expense
For the six months ended December 31, 2015	$2,593	$199
Year ended December 31, 2016	5,191	399
Year ended December 31, 2017	5,209	399
Year ended December 31, 2018	5,216	399
Year ended December 31, 2019	5,225	399
Thereafter	92,232	8,631
Total	$115,666	$10,426

The Company has allocated values to certain above and below-market lease intangibles based on the difference between market rents and rental commitments under the leases. During the three months ended June 30, 2015 and June 30, 2014, and the six months ended June 30, 2015 and June 30, 2014, amortization of below-market lease intangibles, net, to rent expense was $0.1 million and $0.1 million, and $0.2 million and $0.1 million respectively. Rent expense for the three months ended June 30, 2015 and June 30, 2014 was $1.4 million and $1.1 million, respectively. Rent expense for the six months ended June 30, 2015 and June 30, 2014 was $2.6 million and $2.2 million, respectively. Included in the prior year period is rent expense recognized by the Predecessor.

Note 5 — Mortgage Notes Payable

The Company’s mortgage notes payable as of June 30, 2015 and December 31, 2014 consist of the following, respectively (in thousands):

	Outstanding Mortgage Note Payable
Encumbered Properties	June 30, 2015	December 31, 2014	Interest Rate	Payment	Maturity
Baltimore Courtyard & Providence Courtyard	$45,500	$45,500	4.30%	Interest Only, Principal paid at Maturity	April 2019
Hilton Garden Inn Blacksburg Joint Venture	$10,500	—	4.31%	Interest Only, Principal paid at Maturity	June 2020
Assumed Grace Mortgage Loan – 96 properties in Grace Portfolio	$801,920	—	LIBOR plus 3.29%	Interest Only, Principal paid at Maturity	May 2016, subject to three, one year extension rights
Assumed Grace Mezzanine Loan – 96 properties in Grace Portfolio	$102,182	—	LIBOR plus 4.77%	Interest Only, Principal paid at Maturity	May 2016, subject to three, one year extension rights
Additional Grace Mortgage Loan – 20 properties in Grace Portfolio and the Stratford Homewood Suites	$227,000	—	The greater of (i) 6.00% plus LIBOR or (ii) 6.25%	Interest Only, Principal paid at Maturity	March 2017, subject to a one year extension right
Total	$1,187,102	$45,500

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 5 — Mortgage Notes Payable  – (continued)

The Assumed Grace Mortgage Loan and the Assumed Grace Mezzanine Loan mature on May 1, 2016, subject to three (one-year) extension rights, and the Additional Grace Mortgage Loan matures on March 6, 2017, subject to one (one-year) extension right. The extensions on the Grace Indebtedness can only occur if certain conditions are met, including, in the case of the Assumed Grace Mortgage Loan and the Assumed Grace Mezzanine Loan, a condition with respect to the second and third extension terms that a minimum ratio of net operating income to debt outstanding be satisfied, and, in the case of the Additional Grace Mortgage Loan, a condition that a minimum debt service coverage ratio and maximum loan to value ratio be satisfied. There can be no assurance that we will be able to meet these conditions and extend these loans pursuant to their terms.

Interest expense related to the Company's mortgage notes payable for the six months ended June 30, 2015 was $16.6 million. Interest expense related to the Company's mortgage notes payable for the three months ended June 30, 2015 was $11.8 million.

Interest expense related to the mortgage note payable attributable to the Successor for the three months ended June 30, 2014 and for the period from March 21 to June 30, 2014 was $0.5 million and $0.6 million, respectively. Interest expense attributable to the Predecessor, for the period from January 1 to March 20, 2014 was $0.5 million.

Note 6 — Promissory Notes Payable

The Company’s promissory notes payable as of June 30, 2015 and December 31, 2014 were as follows (in thousands):

	Outstanding Promissory Notes Payable
Note Payable and Use of Proceeds	June 30, 2015	December 31, 2014	Interest Rate	Payment	Maturity
Barceló promissory note for Barceló acquisition	$—	$63,074	6.8%	Interest Only	See below
Property improvement plan promissory note	$—	$1,775	4.5%	Interest Only	March 2019

The Barceló Promissory Note, which had a maturity date of within 10 business days after the date the Company raised $70.0 million in common equity from the Offering after the closing of the Grace Acquisition, and payment of all acquisition related expenses which include payments to the Advisor and affiliates, matured and was repaid in full during the second quarter ended June 30, 2015. Also during the second quarter ended June 30, 2015, the Company repaid in full the the Property Improvement Plan Promissory Note of $1.8 million. The Barceló Promissory Note was payable to BCC, and the Property Improvement Plan Promissory Note was payable to Crestline (see Note 11 — Related Party Transactions and Arrangements).

Interest expense related to the Company's promissory notes payable for the three months ended June 30, 2015 and three months ended June 30, 2014 were $0.3 million and $1.1 million, respectively. Interest expense related to the Company's promissory notes payable for the six months ended June 30, 2015 and six months ended June 30, 2014 were $1.4 million and $1.2 million, respectively.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 7 — Accounts Payable and Accrued Expenses

The following is a summary of the components of accounts payable and accrued expenses (in thousands):

	June 30, 2015	December 31, 2014
Trade accounts payable and accrued expenses	$47,859	$7,412
Contingent consideration from Barceló Acquisition (see Note 10)	456	2,384
Deferred payment for Barceló Acquisition (see Note 10)	—	3,471
Hotel accrued salaries and related liabilities	5,243	952
Total	$53,558	$14,219

Note 8 — Common Stock

The Company had 25,016,906 shares and 10,163,206 shares of common stock outstanding and had received total gross proceeds of $621.9 million and $252.9 million as of June 30, 2015 and December 31, 2014, respectively.

On February 3, 2014, the Company's board of directors authorized, and the Company declared, distributions payable to stockholders of record each day during the applicable month equal to $0.00465753425 per day, or $1.70 per annum, per share of common stock. The first distribution was paid in May 2014 to holders of record in April 2014. The distributions are payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month.

Share Repurchase Program

The Company has a Share Repurchase Program (the “SRP”) that enables stockholders to sell their shares of common stock originally purchased from the Company back to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company’s capital or operations.

Except in connection with a stockholder’s death, disability, bankruptcy or other involuntary exigent circumstance, prior to the time that the shares of common stock are listed on a national securities exchange and until the Company begins to calculate its NAV, the repurchase price per share will depend on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $23.13 or 92.5% of the amount they actually paid for each share; after two years from the purchase date — the lower of $23.75 or 95.0% of the amount they actually paid for each share; after three years from the purchase date — the lower of $24.38 or 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 or 100.0% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

Once the Company begins to calculate its NAV, the price per share that the Company will pay to repurchase the Company’s shares of common stock on the last day of each quarter, will be the Company’s per share NAV of common stock for the quarter, calculated after the close of business on each day the Company makes its quarterly financial filing. Subject to limited exceptions, stockholders whose shares of common stock are repurchased within the first four months from the date of purchase will be subject to a short-term trading fee of 2.0% of the aggregate per share NAV of the shares of common stock repurchased.

The board of directors may reject a request for repurchase, at any time. Purchases under the SRP by the Company will be limited in any calendar year to 5.0% of the weighted average number of shares outstanding during the prior calendar year. In addition, funds available for the Company's SRP are limited and may not be sufficient to accommodate all requests. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 8 — Common Stock  – (continued)

When a stockholder requests a repurchase and the repurchase is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the SRP will have the status of authorized but unissued shares.

Distribution Reinvestment Plan (DRIP)

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the primary Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend or suspend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are paid. There were 315,215 shares issued under the DRIP as of June 30, 2015 and 63,998 shares issued under the DRIP as of December 31, 2014.

Note 9 — Fair Value Measurements

The Company is required to disclose the fair value of financial instruments which it is practicable to estimate. The fair value of cash and cash equivalents, accounts receivable and accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity of these items. The following table shows the carrying values and the fair values of material non-current liabilities that qualify as financial instruments, determined in accordance with the authoritative guidance for disclosures about fair value of financial instruments (in thousands):

	June 30, 2015
	Carrying Amount	Fair Value
Mortgage notes payable	$1,187,102	$1,210,154

The fair value of the mortgage notes payable were determined using the discounted cash flow method and applying current market rates and is classified as level 3 under the fair value hierarchy. The carrying amount of the contingent consideration was remeasured to fair value as of June 30, 2015.

Note 10 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim and is not aware of any other environmental condition that it believes will have a material adverse effect on its results of operations or financial condition.

Contingent Consideration

Included as part of the acquisition of the Barceló Portfolio is a contingent consideration payable to BCC based on the operating results of the Baltimore Courtyard, Providence Courtyard and Stratford Homewood Suites. The amount payable is calculated by applying a capitalization rate to the excess earnings before

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 10 — Commitments and Contingencies  – (continued)

interest, taxes, depreciation and amortization (“EBITDA”) earned in the second year after the acquisition over an agreed upon target. In the second quarter ended June 30, 2015, the Company revised its forecast resulting in a decrease in the contingent consideration payable of $1.9 million. The reduction of the contingent consideration payable is reflected in other income in the condensed consolidated statements of operations and comprehensive income (loss) for the three and six month periods ended June 30, 2015. The contingent consideration payable as of June 30, 2015 is $0.5 million.

Deferred Consideration

Included as part of the acquisition of the Barceló Portfolio was deferred consideration payable to BCC of $3.5 million, which was payable within 10 business days after the date the Company raises $70.0 million in common equity from the Offering after the closing of the Grace Acquisition and payment of all acquisition related expenses which include payments to the Advisor and affiliates. In the second quarter ended June 30, 2015, the Company repaid the deferred consideration payable of $3.5 million.

Note 11 — Related Party Transactions and Arrangements

As of June 30, 2015, the Special Limited Partner owned 8,888 shares of the Company’s outstanding common stock. Additionally, as of June 30, 2015, AR Capital, LLC, the parent of the Sponsor owned 22,222 shares of the Company's outstanding common stock.

The Advisor and its affiliates are entitled to a variety of fees, and may incur and pay costs and fees on behalf of the Company for which they are entitled to reimbursement. The Company had a payable due to affiliates related to operating, acquisition, financing and offering costs of $3.2 million and $7.0 million as of June 30, 2015 and December 31, 2014, respectively.

Fees Paid in Connection with the Offering

The Dealer Manager is paid fees and compensation in connection with the sale of the Company's common stock in the Offering. The Dealer Manager is paid a selling commission of up to 7.0% of the per share purchase price of the Company’s offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager is paid up to 3.0% of the gross proceeds from the sale of shares, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to participating broker-dealers. A participating broker dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale of shares by such participating broker dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, the dealer manager fee will be reduced to 2.5% of gross proceeds.

The table below shows the commissions and fees incurred from and payable to the Dealer Manager for the Offering during the three months ended June 30, 2015 and 2014, the six months ended June 30, 2015 and 2014, and the associated payable as of June 30, 2015 and December 31, 2014, which is recorded in due to affiliates on the Company's condensed consolidated balance sheets (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2015	2014	2015	2014	June 30, 2015	December 31, 2014
Total commissions and fees incurred from the Dealer Manager	$19,095	$1,727	$34,625	$1,837	$245	$153

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 11 — Related Party Transactions and Arrangements  – (continued)

The Advisor and its affiliates are paid compensation and/or receive reimbursement for services relating to the Offering, including transfer agency services provided by American National Stock Transfer, LLC (“ANST”), an affiliate of the Dealer Manager. The Company is responsible for the Offering and related costs (excluding selling commissions and dealer manager fees) up to a maximum of 2.0% of gross proceeds received from the Offering, measured at the end of the Offering. Offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of June 30, 2015, Offering and related costs (excluding selling commissions and dealer manager fees) exceeded 2.0% of gross proceeds received from the Offering by $4.8 million. As of December 31, 2014, Offering and related costs (excluding selling commissions and dealer manager fees) exceeded 2.0% of gross proceeds received from the Offering by $2.4 million.

All Offering costs incurred by the Company or its affiliated entities on behalf of the Company have been charged to additional paid-in-capital on the accompanying condensed consolidated balance sheets. The table below shows compensation and reimbursements incurred and payable to the Advisor and its affiliates for services relating to the Offering during the three months ended June 30, 2015, and the three months ended June 30, 2014, the six months ended June 30, 2015 and the six months ended June 30, 2014, and the associated amounts payable as of June 30, 2015 and December 31, 2014, which is recorded in due to affiliates on the Company’s consolidated balance sheets (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2015	2014	2015	2014	June 30, 2015	December 31, 2014
Total compensation and reimbursement for services provided by the Advisor and its affiliates related to the Offering	$4,525	$541	$9,934	$1,111	$552	$1,885

Fees Paid in Connection With the Operations of the Company

Fees Paid to the Advisor

The Advisor receives an acquisition fee of 1.5% of (A) the contract purchase price of each acquired property and (B) the amount advanced for a loan or other investment. The Advisor may also be reimbursed for expenses incurred in the process of acquiring properties, in addition to third-party costs the Company may pay directly to, or reimburse the Advisor for. Additionally, the Company may reimburse the Advisor for legal expenses it or its affiliates directly incur in the process of acquiring properties in an amount not to exceed 0.1% of the contract purchase price of the Company’s assets acquired. Once the proceeds from the Offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) may not exceed 1.9% of the contract purchase price, for any new investments, including reinvested proceeds, and the amount advanced for a loan or other investment, for all the assets acquired. In no event will the total of all acquisition fees, acquisition expenses and any financing coordination fees (as described below) payable in connection with the Company's total portfolio of investments and reinvestments exceed 4.5% with respect to the Company's total portfolio of investments of (A) the contract purchase price or (B) the amount advanced for a loan or other investment. Fees paid to the Advisor related to acquisitions are reported as a component of net income (loss) in the period incurred, in the aggregate for all Company investments.

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. Fees paid to the Advisor related to debt financings are deferred and amortized over the term of the related debt instrument.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 11 — Related Party Transactions and Arrangements  – (continued)

The table below depicts the acquisition and financing coordination fees charged by the Advisor in connection with the operations of the Company for the three months ended June 30, 2015 and three months ended June 30, 2014, the six months ended June 30, 2015 and 2014, and the associated payable as of June 30, 2015 and December 31, 2014, which is recorded in due to affiliates on the Company's condensed consolidated balance sheets (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2015	2014	2015	2014	June 30, 2015	December 31, 2014
Acquisition fees	$81	$—	$29,011	$1,600	$—	$—
Financing coordination fees	$44	$—	$11,879	$800	$—	$—
	$125	$—	$40,890	$2,400	$—	$—

For asset management services provided by the Advisor, the Company causes the OP to issue (subject to periodic approval by the board of directors) to the Advisor a number of performance-based restricted, forfeitable partnership units of the OP (designated as “Class B Units”) on a quarterly basis in an amount equal to:

•	The cost of the Company’s assets, (until the NAV pricing date, then the lower of the cost of the Company's assets and the fair value of the Company's assets), multiplied by

•	0.1875%, divided by

•	The value of one share of common stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the Offering price minus selling commissions and dealer manager fees) and, at such time as the Company estimates NAV, to per-share NAV.

The Advisor is entitled to receive distributions on the vested and unvested Class B Units it receives in connection with its asset management subordinated participation at the same rate as distributions received on the Company’s common stock. Such distributions are in addition to the incentive fees and other distributions the Advisor and its affiliates may receive from the Company and the OP, including without limitation, the annual subordinated performance fee and the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, each as described below.

The restricted Class B Units do not become unrestricted Class B Units until certain performance conditions are satisfied, including until the adjusted market value of the OP’s assets plus applicable distributions equals or exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors, and the occurrence of a sale of all or substantially all of the OP’s assets, a listing of the Company’s common stock, or a termination of the advisory agreement without cause. Asset management services were performed by the Advisor for the six months ended June 30, 2015, and 198,897 Class B Units have been issued as of June 30, 2015.

Fees Paid to the Property Manager

The Company pays a property management fee of up to 4.0% of the monthly gross receipts from the Company's properties to the Property Manager. The Property Manager, in turn, pays a portion of the property management fees to Crestline or a third-party sub-property manager, as applicable. The Company also reimburses Crestline or a third-party sub-property manager, as applicable, for property level expenses, as well as fees and expenses of such sub-property manager. However, the Company will not reimburse such sub-property managers for general overhead costs or for the wages and salaries and other employee-related

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 11 — Related Party Transactions and Arrangements  – (continued)

expenses of employees of such sub-property managers, other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the Company’s properties.

The Company also will pay to Crestline an annual incentive fee equal to 15% of the amount by which the operating profit from the properties managed by Crestline for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment of such properties. The Company may, in the future, pay similar fees to third-party sub-property managers. No incentive fee was payable by the Company during either of the three months ended or six months ended June 30, 2015 or 2014.

For these purposes, “total investment” means the sum of (i) the price paid to acquire the property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital; and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition.

The Predecessor paid Crestline a similar property management fee and incentive fee.

The table below shows the management fees and reimbursable expenses incurred by the Company from Crestline or the Property Manager (and not payable to a third party sub-property manager) during the three and six months ended June 30, 2015 and 2014, respectively, and the associated payable as of June 30, 2015 and December 31, 2014 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2015	2014	2015	2014	June 30, 2015	December 31, 2014
Total management fees and reimbursable expenses incurred from Crestline	$2,221	$574	$3,934	$1,392	$599	$228
Total management fees incurred from Property Manager	$2,112	$86	$2,949	$96	$1,728	$20
Total	$4,333	$660	$6,883	$1,488	$2,327	$248

The Company paid Crestline interest on the Property Improvement Plan Promissory Note. In the second quarter ended June 30, 2015, the Company repaid in full the Property Improvement Plan Promissory Note of $1.8 million (see Note 6 — Promissory Notes Payable). The table below shows the interest expense incurred by the Company during the three and six months ended June 30, 2015 and 2014, respectively, and the associated payable as of June 30, 2015 and December 31, 2014 which is recorded in due to affiliates on the condensed consolidated balances sheets (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2015	2014	2015	2014	June 30, 2015	December 31, 2014
Interest related to the property improvement plan promissory note	$1	$20	$21	$23	$—	$20

Fees Paid to Other Affiliates of the Advisor

The Company entered into an agreement with RCS Capital, the investment banking and capital markets division of the Dealer Manager (“RCS Capital”) to provide strategic advisory services and investment banking services required in the ordinary course of the Company's business, such as performing financial analysis, evaluating publicly traded comparable companies and assisting in developing a portfolio composition strategy, a capitalization structure to optimize future liquidity options and structuring operations. The Company has recorded the payment of the costs associated with this agreement of $0.9 million in prepaid

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 11 — Related Party Transactions and Arrangements  – (continued)

expenses and other assets on the Company's condensed consolidated balance sheets and amortizes the costs associated with this agreement over the estimated remaining life of the Offering.

RCS Advisory Services, LLC (“RCS Advisory”) is paid compensation for services provided to the Company on behalf of the Advisor based on time and expenses incurred. Additionally, the Company entered into a $0.8 million agreement with RCS Advisory to provide transaction management services in connection with the Grace Acquisition, the full amount of which was accrued for at December 31, 2014, and was paid in full as of June 30, 2015.

The Company entered into an agreement with RCS Capital to provide strategic financial advice and assistance in connection with the Grace Acquisition, such as performing financial advisory and analysis services, due diligence and negotiation of the financial aspects of the acquisition. The Company was charged 0.25% of the total transaction value for these services and accrued $4.5 million as of December 31, 2014, and was paid in full as of June 30, 2015.

The table below depicts related party fees and reimbursements charged by the Dealer Manager and RCS Advisory in connection with the operations of the Company for the six months ended June 30, 2015 and 2014, respectively, and the associated payable as of June 30, 2015 and December 31, 2014 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2015	2014	2015	2014	June 30, 2015	December 31, 2014
Transaction fees and expenses	$—	$—	$—	$—	$—	$4,645
Advisory and investment banking fee	$115	$115	$230	$230	$—	$—
Total related party fees and reimbursements	$115	$115	$230	$230	$—	$4,645

In order to increase operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs. No expenses were absorbed by the Advisor during the six months ended June 30, 2015 and 2014, respectively.

The Company reimburses the Advisor’s costs for providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt, impairment or other similar non-cash reserves and excluding any gain from the sale of assets for that period, unless the Company’s independent directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, in which case the excess amount may be reimbursed to the Advisor in subsequent periods. Additionally, the Company reimburses the Advisor for personnel costs in connection with other services; however, the Company will not reimburse the Advisor for personnel costs, including executive salaries, in connection with services for which the Advisor receives acquisition fees, acquisition expenses or real estate commissions.

The Advisor at its election may also contribute capital to enhance the Company’s cash position for working capital and distribution purposes. Any contributed capital amounts are not reimbursable to the

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 11 — Related Party Transactions and Arrangements  – (continued)

Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares. There were no contributions to capital from the Advisor for the six months ended June 30, 2015 and 2014, respectively.

Fees Paid in Connection with the Liquidation or Listing

The Company is required to pay the Advisor an annual subordinated performance fee calculated on the basis of the Company’s total return to stockholders, payable monthly in arrears, such that for any year in which the Company’s total return on stockholders’ capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return but not to exceed 10.0% of the aggregate total return for such year. This fee will be payable only upon the sale of assets, other disposition or refinancing of such assets, which results in the return on stockholders’ capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the six months ended June 30, 2015 and 2014, respectively.

The Company may pay a brokerage commission to the Advisor on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and 50.0% of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such fees were incurred during the six months ended June 30, 2015 and 2014, respectively.

The Company will pay the Special Limited Partner a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of the remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6.0% cumulative, pre-tax, non-compounded annual return on the capital contributed by investors. The Special Limited Partner will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a 6.0% cumulative non-compounded return on their capital contributions plus the return of their capital. No such participation became due and payable during the six months ended June 30, 2015 and 2014, respectively.

If the common stock of the Company is listed on a national exchange, the Company will pay the Special Limited Partner a subordinated incentive listing distribution of 15.0% of the amount by which the Company’s market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return on their capital contributions. The Special Limited Partner will not be entitled to the subordinated incentive listing distribution unless investors have received a 6.0% cumulative, pre-tax non-compounded annual return on their capital contributions. No such distributions were incurred during the six months ended June 30, 2015 and 2014, respectively. Neither the Special Limited Partner nor any of its affiliates can earn both the subordinated participation in the net sale proceeds and the subordinated incentive listing distribution.

Upon termination or non-renewal of the advisory agreement with the Advisor, with or without cause, the Special Limited Partner, through its controlling interest in the Advisor, will be entitled to receive distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors. The Special Limited Partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs. No such distributions were incurred during the six months ended June 30, 2015 and 2014, respectively.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 12 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management, asset acquisition and disposition decisions, the sale of shares of common stock available for issue, transfer agency services, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 13 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the accompanying condensed consolidated financial statements except for the following transactions:

Sales of Common Stock

Subsequent to the quarter ended June 30, 2015, and through August 1, 2015, the Company raised additional gross proceeds, including proceeds from shares issued under the DRIP, of $52.4 million, and issued common stock, including unvested restricted shares and shares issued under the DRIP, of 2.0 million.

Pending Acquisitions

In June 2015, the Company entered into a series of agreements to acquire an aggregate of 44 hotels from three different independent parties for an aggregate contract purchase price of $743.9 million (the “Pending Acquisitions”). The Company expects to complete the Pending Acquisitions in seven separate closings, which are scheduled to occur during the third quarter of 2015, the fourth quarter of 2015 and the first quarter of 2016. As of June 30, 2015, the Company has made approximately $28.0 million in deposits with respect to the Pending Acquisitions. In July 2015, the Company made additional deposits of approximately $45.1 million with respect to the Pending Acquisitions. The remaining consideration due at the closing is expected to be funded by a combination of proceeds from the Company's ongoing offering and mortgage debt financing. Although the Company has entered into agreements relating to these acquisitions, there is no guarantee that the Company will be able to consummate the acquisition of any or all of the hotels in these portfolios.

Summit Portfolio:

On June 2, 2015, the Company through a wholly owned subsidiary of its operating partnership, entered into two separate agreements to purchase the Summit Portfolio through fee simple interests in an aggregate portfolio of 26 hotels containing an aggregate of 2,793 guest rooms, from affiliates of Summit Hotel OP, LP, the operating partnership of Summit Hotel Properties, Inc.

The 26 hotels are expected to be purchased in three separate closings which are scheduled to occur in the third quarter of 2015 (10 hotels), the fourth quarter of 2015 (10 hotels) and the first quarter of 2016 (6 hotels). The Company has certain rights to postpone each of the Summit Closings.

The aggregate cash purchase price for the Summit Portfolio is approximately $351.4 million, subject to closing prorations and other adjustments. The acquisition of the hotels that are the subject of any particular closing are not conditioned on the acquisition of the other hotels at that closing, or any other closing. In addition, the Company has the right to terminate the applicable agreement with respect to a particular hotel under certain circumstances, including if there are title issues or material casualties or condemnations involving a particular hotel. As of June 30, 2015, the Company had made deposits of $10.0 million with

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 13 — Subsequent Events  – (continued)

respect to the Summit Portfolio, and in July 2015 the Company made additional deposits of $25.1 million. The Company retains the right to terminate the Summit agreements and obtain a refund of all previously paid deposits if the aggregate estimated cost for the property improvement plans required by the franchisors exceeds an amount agreed to by the Company and the Summit sellers pursuant to the Summit agreements, and the Summit sellers do not elect to pay such excess.

Wheelock Portfolio:

On June 2, 2015, the Company through a wholly owned subsidiary of its operating partnership, entered into an agreement to purchase the Wheelock Portfolio through fee simple interests in a portfolio of 5 hotels containing 565 guestrooms, from affiliates of Wheelock Real Estate Fund, L.P.

The 5 hotels are expected to be purchased in the fourth quarter of 2015. The Company has certain rights to postpone the closing of the Wheelock acquisition.

The aggregate cash purchase price for the Wheelock Portfolio is approximately $92.5 million, subject to closing prorations and other adjustments. As of June 30, 2015, the Company had made a deposit of $3.0 million with respect to the Wheelock Portfolio, and in July 2015 the Company made an additional deposit of $5.0 million.

Noble Portfolio:

On June 15, 2015, the Company through a wholly owned subsidiary of its operating partnership, entered into 13 separate but substantially identical agreements to purchase the Noble Portfolio through fee simple interests in an aggregate portfolio of 13 hotels containing an aggregate of 1,913 guest rooms from affiliates of Noble Investment Group, LLC.

The 13 hotels are expected to be purchased in three separate closings, two of which are scheduled to occur in the fourth quarter of 2015 (10 hotels), and the third of which is scheduled to occur in the first quarter of 2016 (3 hotels). The Company has certain rights to postpone the second and third Noble Closings.

The aggregate cash purchase price for the Noble Portfolio is $300.0 million, subject to closing prorations and other adjustments. As of June 30, 2015, the Company had made a deposit of $15.0 million with respect to the Noble Portfolio, and in July 2015 the Company made an additional deposit of $15.0 million.

Deutsche Bank Financing Commitment

In July 2015, the Company entered into a commitment letter with Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. with respect to financing of the Pending Acquisitions (the “Pending Acquisitions Mortgage Debt”). Pursuant to the commitment letter, Deutsche Bank AG New York Branch provided its financing commitment for up to $450.0 million in term loans with a maturity of 3 years, with two one year extension options, secured by first mortgages over the fee interests in all 44 hotels in the Pending Acquisitions. This commitment is subject to conditions, including satisfactory completion of due diligence and the execution of definitive loan documentation, and there can be no assurance that the Company will be able to borrow the amount that it will require, that it will be able to enter into the Pending Acquisitions Mortgage Debt and that all, or any, of the advances thereunder will be funded.

The Pending Acquisitions Mortgage Debt is expected to bear interest at a rate equal to 30-day LIBOR plus a spread of between 2.75% and 3.25%, depending on the aggregate debt yield and aggregate loan-to-value of the properties securing the term loans measured periodically. The Pending Acquisitions Mortgage Debt will be funded on a delayed draw basis in up to ten advances, which may be used to fund closing consideration required to complete the seven separate closings expected to occur pursuant to the terms of the Pending Acquisitions, or for general working capital purposes. Each advance is subject to customary funding conditions and there can be no assurance that all, or any, of the advances will be funded.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
June 30, 2015
(Unaudited)

Note 13 — Subsequent Events  – (continued)

The Pending Acquisitions Mortgage Debt is expected to include the following financial covenants: minimum debt service coverage ratio, minimum consolidated net worth and minimum consolidated liquidity. See Risk Factors — Lenders may require us to enter into restrictive covenants relating to our operations, including financial covenants, which could limit our ability to pay distributions to our stockholders.

The Company expects to fund up to 65% of the purchase price of the Pending Acquisitions with proceeds from the Pending Acquisitions Mortgage Debt.

Sponsor Transactions

On August 6, 2015, AR Capital, LLC (“ARC”), the parent of the Company’s Sponsor, entered into a Transaction Agreement (the “Transaction Agreement”) with AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”), and an affiliate of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), and a newly formed entity, AR Global Investments, LLC, a Delaware limited liability company (“AR Global”). The Transaction Agreement provides that ARC will transfer to AR Global substantially all of the assets of its ongoing asset management business (including equity interests in its subsidiaries). AMH will contribute money and other assets to AR Global. Following the consummation of the transaction contemplated by the Transaction Agreement, AMH will hold a 60% interest in AR Global and ARC will hold a 40% interest in AR Global. The business and affairs of AR Global will be overseen by a board of managers comprised of ten members, six of which will be appointed by AMH and four of which will be appointed by ARC. The Company’s Advisor is currently owned indirectly by ARC and following the transaction will be owned indirectly by AR Global. The Company's Property Manager will continue to be owned by ARC following the transaction.

Also on August 6, 2015, RCS Capital Corporation (“RCS Capital”), the parent of the Company’s Dealer Manager and a company under common control with ARC, announced that it has entered into an agreement with an affiliate of Apollo to sell RCS Capital’s Wholesale Distribution division, including the Company’s Dealer Manager, and certain related entities (collectively, the “Transactions”). Upon completion of the transaction, the Company’s Dealer Manager will continue to operate as a stand-alone entity within AR Global. The current management team of the Company’s Dealer Manager, which is led by William E. Dwyer III, will continue to operate the day-to-day functions of the business.

The Transactions are subject to customary closing conditions and are expected to close in 2015. Upon consummation of the Transactions, the Company’s Advisor, Dealer Manager, Property Manager and Sponsor are expected to continue to serve in their respective capacities to the Company. The Company’s independent directors unanimously endorsed the Transactions.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements of American Realty Capital Hospitality Trust, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to American Realty Capital Hospitality Trust, Inc., a Maryland corporation, including, as required by context, to American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP,” and to its subsidiaries. We are externally managed by American Realty Capital Hospitality Advisors, LLC (our “Advisor”), a Delaware limited liability company.

Forward-Looking Statements

Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations we and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We have a limited operating history. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, the dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”), or other entities affiliated with AR Capital, LLC (“American Realty Capital”). As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investment programs advised by American Realty Capital affiliates and conflicts in allocating time among these investment programs and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital advised investment programs, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	We intend to use substantial available proceeds from our initial public offering of common stock (our “IPO” or our “Offering”) to reduce our borrowings, including borrowings made in connection with the acquisition of a portfolio of 116 hotel assets (the “Grace Portfolio”), and to pay closing consideration in connection with the Pending Acquisitions, which may limit our ability to pay distributions from Offering proceeds or acquire additional properties. The continued use of substantial Offering proceeds to repay debt will reduce the available cash flow to fund working capital, acquisitions, capital expenditures and other general corporate purposes, which could have a material adverse impact on our business and reduce cash available for distributions to holders of our common stock.
•	We focus on acquiring a diversified portfolio of hospitality assets located in the United States and are subject to risks inherent in concentrating investments in the hospitality industry.
•	We may purchase real estate assets located in Canada, which may subject us to additional risks.
•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.

•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
•	In June 2015, we entered into a series of agreements to acquire an aggregate of 44 hotels from three different independent parties for an aggregate contract purchase price of $743.9 million (the “Pending Acquisitions”). We may not, in whole or in part, complete the Pending Acquisitions on the currently contemplated terms or at all.
•	We may be unable to raise sufficient proceeds from the Offering and obtain the financing needed to complete acquisitions, including the Pending Acquisitions.
•	We incurred substantial additional indebtedness to consummate the acquisition of the Grace Portfolio (the “Grace Acquisition”), which may have a material adverse effect on our financial condition and results of operations.
•	We may not generate cash flows sufficient to pay our distributions to stockholders, and, as such, we may be forced to borrow at higher rates or depend on our Advisor and its affiliates to waive reimbursements of certain expenses and fees to fund our operations.
•	We are obligated to pay fees to our Advisor and its affiliates, which may be substantial.
•	We may be unable to pay cash distributions or maintain or increase distributions over time.
•	Our organizational documents permit us to pay distributions from unlimited amounts of any source. Since our inception, all of our distributions have been paid from offering proceeds. We may continue in the future to pay distributions from sources other than from our cash flows from operations, including the net proceeds from the Offering. There are no established limits on the amounts of net proceeds and borrowings that we may use to fund such distribution payments.
•	Distributions paid will reduce the amount of capital we ultimately invest in properties and other permitted investments and may negatively impact the value of our stockholders’ investment.
•	With the Grace Acquisition now completed, we intend to pay distributions from cash flows from operations. Our ability to do so depends on our ability to realize the expected benefits of the acquisition of the Grace Portfolio, and our Pending Acquisitions, from which a substantial amount of our future cash flows from operations are expected to be generated. Failure to realize the expected benefits of the acquisition of the Grace Portfolio and our Pending Acquisitions, within the anticipated timeframe or at all, or the incurrence of unexpected costs, could have a material adverse effect on our financial condition and results of operations and our ability to pay distributions from cash flow from operations.
•	We are subject to risks associated with any dislocations or liquidity disruptions that may exist or occur in the credit markets of the United States from time to time.
•	Our failure to continue to qualify to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes which would result in higher taxes, may adversely affect operations and would reduce our NAV and cash available for distributions.

All forward-looking statements should also be read in light of the risks identified in Item 1A of our Annual Report on Form 10-K.

Overview

American Realty Capital Hospitality Trust, Inc. was incorporated on July 25, 2013 as a Maryland corporation and intends to qualify as a real estate investment trust for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. We were formed primarily to acquire lodging properties in the midscale limited service, extended stay, select service, upscale select service, and upper upscale full service segments within the hospitality sector. We have no limitation as to the brand of franchises or licenses with which our hotels will be associated. All such properties may be acquired by us alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate and invest in other real estate-related debt. In March 2014, we completed our first acquisition comprising investments in six hotels (the “Barceló Portfolio”), and in February 2015, we completed our second acquisition of the Grace Portfolio. As of June 30, 2015, we had acquired or had an interest in 122 properties.

On January 7, 2014, we commenced our IPO on a “reasonable best efforts” basis of up to 80,000,000 shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-190698), as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covers up to 21,052,631 shares of common stock available pursuant to the Distribution Reinvestment Plan (the “DRIP”) under which our common stockholders may elect to have their distributions reinvested in additional shares of common stock.

Until the filing of our second quarterly financial filing with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the earlier to occur of (i) our acquisition of at least $2.0 billion in total investment portfolio assets or (ii) January 7, 2016 (the “NAV pricing date”), the per share purchase price in the IPO will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will initially be equal to $23.75 per share, which is 95% of the initial per share offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to our net asset value (“NAV”) per share plus applicable commissions and fees in the case of the primary offering and the per share purchase price in the DRIP will be equal to the NAV per share. On February 3, 2014, we received and accepted subscriptions in excess of the minimum offering amount of $2.0 million in Offering proceeds, broke escrow and issued shares of common stock to the initial investors who were admitted as stockholders. As of June 30, 2015, we had 25.0 million shares of stock outstanding and had received total gross proceeds from the IPO of approximately $621.9 million, including shares issued under the DRIP.

Substantially all of our business is conducted through American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. We are the sole general partner and hold substantially all of the units of limited partner interests in the OP (“OP Units”). Additionally, the Advisor contributed $2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. The holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We have no direct employees. We have retained the Advisor to manage certain aspects of our affairs on a day-to-day basis. American Realty Capital Hospitality Properties, LLC, or one of its subsidiaries (collectively, the “Property Manager”), serves as our property manager and the Property Manager has retained Crestline Hotels & Resorts, LLC (“Crestline”), an entity under common control with the parent of American Realty Capital IX, LLC (the “Sponsor”) to provide services, including locating investments, negotiating financing and operating certain hotel assets in our portfolio. Realty Capital Securities, LLC (the “Dealer Manager”), an entity under common control with the parent of our Sponsor, serves as the dealer manager of the Offering. The Advisor, American Realty Capital Hospitality Special Limited Partner, LLC (the “Special Limited Partner”), Property Manager, Crestline and Dealer Manager are related parties and receive fees, distributions and other compensation for services related to the Offering and the investment and management our assets.

We, directly or indirectly through our taxable REIT subsidiaries, enter into agreements with our Property Manager, which, in turn, engages Crestline or a third-party sub-property manager to manage our hotel properties. Crestline is a leading hospitality management company in the United States with 75 hotels and 12,255 rooms under management in 21 states and the District of Columbia. As of June 30, 2015, 40 of our hotels are managed by Crestline, and 82 of our hotels are managed by third-party sub-property managers.

The results of operations for the period ended June 30, 2015 are not necessarily indicative of results for the entire year or any subsequent interim period. Certain prior period amounts have been reclassified to conform to current period presentation.

Significant Accounting Estimates and Critical Accounting Policies

Real Estate Investments

We allocate the purchase price of properties acquired in real estate investments to tangible and identifiable intangible assets acquired based on their respective fair values at the date of acquisition. Tangible assets include land, land improvements, buildings and fixtures. We utilize various estimates, processes and information to determine the fair value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on purchase price allocation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets and liabilities, as applicable, are typically related to contracts, including operating lease agreements, ground lease agreements and hotel management agreements, which will be recorded at fair value. We also consider information obtained about each property as a result of our pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Investments in real estate that are not considered to be business combinations under GAAP are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation of our assets is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for leasehold interests.

We are required to make subjective assessments as to the useful lives of our assets for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Below-Market Lease

The below-market lease intangibles are based on the difference between the market rent and the contractual rent as of the date we assumed the obligations and are discounted to a present value using an interest rate reflecting our current assessment of the risk associated with the leases assumed. Acquired lease intangible assets are amortized over the remaining lease term. The amortization of below-market leases is recorded as an increase to rent expense on the condensed consolidated statements of operations.

Impairment of Long Lived Assets and Investments in Unconsolidated Entities

When circumstances indicate the carrying value of a property may not be recoverable, we review the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less the estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. No such impairment losses were recorded in the periods presented.

Variable Interest Entities

Accounting Standards Codification (“ASC”) 810, Consolidation contains the guidance surrounding the definition of variable interest entities (“VIE”), the definition of variable interests and the consolidation rules surrounding VIEs. In general, VIEs are entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. We have variable interests in VIEs through its investments in entities which own the Westin Virginia Beach Town Center (the “Westin Virginia Beach”) and the Hilton Garden Inn Blacksburg.

Once it is determined that we hold a variable interest in an entity, GAAP requires that we perform a qualitative analysis to determine (i) which entity has the power to direct the matters that most significantly impact the VIE’s financial performance; and (ii) if we have the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive the benefits of the VIE that could potentially be significant to the VIE. The entity that has both of these characteristics is deemed to be the primary beneficiary and is required to consolidate the VIE.

We hold an interest in BSE/AH Blacksburg Hotel, LLC (the “HGI Blacksburg JV”), an entity that owns the assets of the Hilton Garden Inn Blacksburg, and an interest in TCA Block 7 Hotel, LLC (the “Westin Virginia Beach JV”), an entity that owns the assets of the Westin Virginia Beach.

In the quarter ended June 30, 2015, upon the acquisition of an additional equity interest in the HGI Blacksburg JV, we concluded that we were the primary beneficiary, with the power to direct activities that most significantly impact its economic performance, and therefore consolidated the entity in our condensed consolidated financial statements subsequent to the acquisition. (See Note 3 — Business Combinations).

We concluded that we are not the primary beneficiary with the power to direct activities that most significantly impact economic performance of the Westin Virginia Beach JV, and has therefore not consolidated the entity. We have accounted for the entity under the equity method of accounting and included it in investments in unconsolidated entities in the accompanying condensed consolidated balance sheets.

Fair Value Measurements

In accordance with ASC 820, certain assets and liabilities are recorded at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants in an orderly transaction on the measurement date. The market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability is known as the principal market. When no principal market exists, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received or minimizes the amount that would be paid. Fair value is based on assumptions market participants would make in pricing the asset or liability. Generally, fair value is based on observable quoted market prices or derived from observable market data when such market prices or data are available. When such prices or inputs are not available, the reporting entity should use valuation models.

Our financial instruments that are recorded at fair value on a recurring basis are categorized based on the priority of the inputs used to measure fair value. The inputs used in measuring fair value are categorized into three levels, as follows:

•	Level 1 — Inputs that are based upon quoted prices for identical instruments traded in active markets.
•	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar investments in markets that are not active, or models based on valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the investment.
•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Revenue Performance Metrics

We measure hotel revenue performance by evaluating revenue metrics such as:

•	Occupancy percentage (“Occ”)
•	Average Daily Rate (“ADR”)
•	Revenue Per Available Room (“RevPAR”)

Occ, ADR, and RevPAR are commonly used, non-GAAP, measures within the hotel industry to evaluate hotel performance. RevPAR is defined as the product of the ADR and Occ (and also as the quotient of room revenue and available rooms). RevPAR does not include food and beverage or other revenues generated by the hotels. We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget, to prior periods and to the competitive set in the market, as well as on a company-wide and regional basis.

Results of Operations

On February 27, 2015, we completed the acquisition of a portfolio of 116 hotel assets, the Grace Portfolio, which increased our hotel portfolio to a total 122 hotel assets. We completed our first acquisition of interests in six hotels, the Barceló Portfolio, on March 21, 2014. See Note 3 — Business Combinations to our accompanying condensed consolidated financial statements included in this Quarterly Report on Form 10-Q, for additional discussion of these transactions.

The following discussion compares our operating results for the three months ended June 30, 2015 and six months ended June 30, 2015 to the comparable periods in 2014. Results for the six months ended June 30, 2014 include results from the Predecessor from January 1, 2014 to March 20, 2014.

Comparison of the Three Months Ended June 30, 2015 to the Three Months Ended June 30, 2014

Room revenues were $126.0 million for the three months ended June 30, 2015, compared to room revenues of $8.5 million for the three months ended June 30, 2014. The increase in room revenues was primarily due to the acquisition of the Grace Portfolio in February 2015. We generally expect that room revenues will make up a significant majority of our total revenues, therefore our revenue results will be highly dependent on maintaining and improving Occ and ADR, which drive RevPAR.

The following table depicts operating information of the Barceló Portfolio and the Grace Portfolio for the periods in which we owned each.

	Three Months Ended
Total Portfolio	June 30, 2015	June 30, 2014
Number of rooms	14,924	1,181
Occ	79.5%	78.1%
ADR	$119.72	$142.55
RevPAR	$95.14	$111.38

The following table depicts pro-forma operating information of the Barceló Portfolio and the Grace Portfolio as if we had owned each portfolio for the full periods presented.

	Three Months Ended
Pro forma	June 30, 2015	June 30, 2014
Number of rooms	14,924	14,922
Occ	79.5%	78.9%
ADR	$119.72	$113.56
RevPAR	$95.14	$89.57
RevPAR growth rate	6.2%

The pro-forma RevPAR growth rate for the three months ended June 30, 2015, compared to the three months ended June 30, 2014 was 6.2%, driven by growth in occupancy and ADR. Other non-room operating revenues for the portfolio include food and beverage, and other ancillary revenues such as conference center, market, parking, telephone and cancellation fees. Other non-room operating revenues, including the results of the Barceló and Grace Portfolios as if we had owned each portfolio for the full quarters ended June 30, 2015, and 2014, increased approximately 10.9%, over the prior year period.

Our hotel operating expenses consist primarily of labor expenses incurred in the day-to-day operation of our hotels. Our hotels have a variety of fixed expenses, such as essential hotel staff, real estate taxes and insurance, and these expenses do not change materially even if the revenues at the hotels fluctuate. Our primary hotel operating expenses are described below:

•	Rooms expense: These costs include labor (housekeeping and rooms operation), reservation systems, room supplies, linen and laundry services. Occupancy is the major driver of rooms expense, due to the cost of cleaning the rooms, with additional expenses that vary with the level of service and amenities provided.
•	Food and beverage expense: These expenses primarily include labor and the cost of food and beverage. Occupancy and the type of customer staying at the hotel (for example, catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.
•	Management fees: Base management fees paid are computed as a percentage of gross revenue. Incentive management fees may be paid when operating profit or other performance metrics exceed certain threshold levels.
•	Other property-level operating costs: These expenses include labor and other costs associated with other ancillary revenue, such as conference center, parking, market and other guest services, as well as labor and other costs associated with administrative and general, sales and marketing, brand related fees, repairs, maintenance and utility costs. In addition, these expenses include real and personal property taxes and insurance, which are relatively inflexible and do not necessarily change based on changes in revenue or performance at the hotels.

Total hotel operating expenses, including the results of the Barceló and Grace Portfolios as if we had owned each portfolio for the full quarters ended June 30, 2015, and 2014, increased approximately 9.8%, over the prior year period.

Depreciation and amortization increased approximately $18.7 million for the second quarter of 2015, compared to the prior year, due primarily to the acquisition of the Grace Portfolio.

Interest expense increased approximately $21.5 million for the second quarter of 2015, compared to the prior year, due primarily to additional mortgage debt and the issuance of mandatorily redeemable preferred securities related to the acquisition of the Grace Portfolio.

Other income increased approximately $2.2 million for the second quarter of 2015, compared to the prior year, due to the gain recorded related to the change in the fair value associated with the contingent consideration payable due in connection with the acquisition of the Barceló Portfolio. The decrease in fair value was driven by the recent civil unrest in Baltimore, which impacted the results of the Baltimore Courtyard.

Comparison of the Six Months Ended June 30, 2015 to the Six Months Ended June 30, 2014

Room revenues were $176.5 million for the six months ended June 30, 2015, compared to room revenues of $15.5 million for the six months ended June 30, 2014, included results from the Predecessor period. The increase in room revenues was primarily due to the acquisition of the Grace Portfolio in February 2015.

The following table depicts operating information of the Barceló Portfolio (including Predecessor results), and the Grace Portfolio for the periods in which we owned each.

	Six Months Ended
Total Portfolio	June 30, 2015	June 30, 2014
Number of rooms	14,924	1,181
Occ	78.8%	74.3%
ADR	$120.62	$137.17
RevPAR	$95.02	$101.86

The following table depicts pro-forma operating information of the Barceló Portfolio and the Grace Portfolio as if we had owned each portfolio for the full periods presented.

	Six Months Ended
Pro-forma	June 30, 2015	June 30, 2014
Number of rooms	14,924	14,922
Occ	75.9%	74.8%
ADR	$118.81	$112.48
RevPAR	$90.16	$84.18
RevPAR growth rate	7.1%

The pro-forma RevPAR growth rate for the six months ended June 30, 2015, compared to the six months ended June 30, 2014, was 7.1%, driven by growth in occupancy and ADR. Other non-room operating revenues for the portfolio include food and beverage, and other ancillary revenues such as conference center, market, parking, telephone and cancellation fees. Other non-room operating revenues, including the results of the Barceló and Grace Portfolios as if we had owned each portfolio for the full years ended June 30, 2015, and 2014, increased approximately 31.9%, over the prior year period.

Total hotel operating expenses, including the results of the Barceló and Grace Portfolios as if we had owned each portfolio for the full years ended June 30, 2015, and 2014, increased approximately 14.3%, over the prior year period.

Depreciation and amortization increased approximately $24.6 million year-to-date 2015, compared to the prior year, due primarily to the acquisition of the Grace Portfolio.

Interest expense increased approximately $30.9 million year-to-date 2015, compared to the prior year, due primarily to additional mortgage debt and the issuance of mandatorily redeemable preferred securities related to the acquisition of the Grace Portfolio.

Other income increased approximately $2.2 million year-to-date 2015, compared to the prior year, due to the gain recorded related to the change in the fair value associated with the contingent consideration payable due in connection with the acquisition of the Barceló Portfolio. The decrease in fair value was driven by the recent civil unrest in Baltimore, which impacted the results of the Baltimore Courtyard.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of real estate and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or expected by customers or franchisors for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may not be fully informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including operating revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net operating revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, because impairments are based on estimated undiscounted future cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, ADR, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and modified funds from operations (“MFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

There have been changes in the accounting and reporting promulgations under GAAP that were put into effect in 2009 subsequent to the establishment of NAREIT’s definition of FFO, such as the change to expense as incurred rather than capitalize and depreciate acquisition fees and expenses incurred for business combinations. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation, but have a limited and defined acquisition period. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (the “IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to purchase a significant amount of new assets. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is stabilized. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our portfolio has been stabilized. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income during the period in which the asset is acquired. These expenses are paid in cash by us and therefore such funds will not be available to invest in other assets, pay operating expenses or fund distributions. MFFO that excludes such costs and expenses would only be comparable to that of non-listed REITs that have completed their acquisition activities and have similar operating characteristics as us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. While we are responsible for managing interest rate, hedge and foreign exchange risk, we will retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors.

We believe that management’s use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, which have defined acquisition periods and targeted exit strategies, and allow us to evaluate our performance against other non-listed REITs. For example, acquisitions costs are funded from the proceeds of our Offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an ongoing offering such as our Offering where the price of a share of common stock is a stated value and there is no NAV determination during the offering phase, except to the extent we commence calculating NAV prior to the closing of our Offering.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The table below reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the three months and six months ended June 30, 2015 and for the three months and six months ended June 30, 2014, excluding the results of the Predecessor (in thousands):

	For the Three Months Ended June 30, 2015	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2015	For the Period From March 21 to June 30, 2014
Net income (loss) attributable to American Realty Capital Hospitality Trust, Inc.	$438	$(82)	$(39,538)	$(5,364)
Depreciation and amortization	19,550	890	26,621	1,012
Company’s share of depreciation and amortization of variable interest entities	64	112	175	125
FFO attributable to common stockholders	20,052	920	(12,742)	(4,227)
Acquisition fees and expenses	1,148	187	38,431	4,645
Change in fair value of contingent consideration	(1,927)	—	(1,927)	—
Change in fair value of equity interest	(219)	—	(219)	—
Amortization of below-market lease intangible asset, net	100	114	205	124
MFFO attributable to common stockholders	$19,154	$1,221	$23,748	$542

Cash Flows

Net cash used in operating activities was $15.9 million for the six months ended June 30, 3015. Cash used in operating activities was negatively impacted primarily by acquisition and transaction related costs incurred in the acquisition of the Grace Portfolio, increases in restricted cash and prepaids and other assets, partially offset by increases in accounts payable and accrued expenses. Net cash used in investing activities was $447.1 million for the six months ended June 30, 2015. Cash used in investing activities were primarily attributable to the acquisition of the Grace Portfolio. Net cash flow provided by financing activities was $407.8 million for the six months ended June 30, 2015. Cash provided by financing activities was primarily impacted by proceeds from the issuance of common stock and proceeds from the Additional Grace Mortgage Loan incurred in connection with the Grace Acquisition, partially offset by redemptions of mandatorily redeemable preferred securities and repayments of notes payable.

Election as a REIT

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ended December 31, 2014. In order to qualify as a REIT, we must annually distribute to our stockholders 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, and must comply with a number of other organizational and operational requirements. We generally will not be subject to U.S. federal income tax on that portion of our REIT taxable income which is distributed to our stockholders. Our hotels are leased to TRSs which are owned by the OP. A TRS is subject to federal, state and local income taxes. If we fail to remain qualified for taxation purposes as a REIT in any subsequent year after electing REIT status and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially and adversely affect our net income and cash available for distribution.

Liquidity and Capital Resources

We are offering and selling to the public in our primary offering up to 80,000,000 shares of our common stock at up to $25.00 per share (subject to certain volume discounts). We also are offering up to 21,052,631 shares of common stock under our DRIP, initially at $23.75 per share, which is 95.0% of the primary offering price. Beginning with the NAV pricing date, we will calculate NAV and will offer shares in our primary offering and under our DRIP at per share NAV (plus applicable selling commissions and dealer manager fees for shares sold in our primary offering), subject to certain limitations. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and the DRIP.

On February 3, 2014, we had raised proceeds sufficient to break escrow in connection with our Offering. We received and accepted aggregate subscriptions in excess of the $2.0 million minimum and issued shares of common stock to our initial investors who were simultaneously admitted as stockholders. We purchased our first properties and commenced our real estate operation on March 21, 2014. As of June 30, 2015, we owned the Barceló Portfolio and the Grace Portfolio which collectively had an aggregate purchase price of approximately $1.9 billion. As of June 30, 2015, we had 25.0 million shares of common stock outstanding, including share issued under the DRIP, for cumulative gross proceeds of $621.9 million.

As of June 30, 2015, we had cash of $76.7 million. Our principal demands for cash are for the purchase price of any properties, loans and securities we acquire, capital improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Our principal sources of cash are Offering proceeds, cash from operations and mortgage or other indebtedness to finance or refinance our investments. Potential future sources of cash include secured or unsecured financings from banks or other lenders, establishing additional lines of credit and proceeds from the sale of properties.

We continue to rely significantly on proceeds from our Offering to fund our operations. As of June 30, 2015, all of the cash distributions paid since the commencement of the Offering have been funded from Offering proceeds, including Offering proceeds which were reinvested in common stock issued pursuant to the DRIP. We anticipate that as we realize the expected economic benefits of recent and pending acquisitions, adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions, but there is no assurance we will be able to do so.

In June 2015, we entered into a series of agreements to acquire the 44 hotels comprising the Pending Acquisitions for an aggregate contract purchase price of $743.9 million. We expect to complete the Pending Acquisitions in seven separate closings, which are scheduled to occur during the third quarter of 2015, the fourth quarter of 2015 and the first quarter of 2016. As of June 30, 2015, we have made $28.0 million in deposits with respect to the Pending Acquisitions. In July 2015, we made additional deposits of approximately $45.1 million with respect to the Pending Acquisitions. The remaining consideration due at the closing is expected to be funded by a combination of proceeds from our ongoing Offering and mortgage debt financing. In connection with the closing of the Pending Acquisitions, we expect to pay our advisor approximately $11.2 million in acquisition fees.

In order to fund the purchase price of the Pending Acquisitions, we will need to raise substantial Offering proceeds and obtain financing to fund the purchase price.

In July 2015, we entered into a commitment letter with Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. with respect to the Pending Acquisitions (the “Pending Acquisitions Mortgage

Debt”). Pursuant to the commitment letter, Deutsche Bank AG New York Branch provided its financing commitment for up to $450 million in term loans with a maturity of 3 years, with two one-year extension options, secured by first mortgages over the fee interests in all 44 hotels in the Pending Acquisitions (see Note — 13 Subsequent Events).

This commitment is subject to conditions, including satisfactory completion of due diligence and the execution of definitive loan documentation, and there can be no assurance that we will be able to borrow the amount that we will require, that we will be able to enter into the Pending Acquisitions Mortgage Debt and that all, or any, of the advances thereunder will be funded.

We have acquired, and intend to continue acquiring new investments with cash and mortgage or other debt, but we also may acquire new investments free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in OP Units. Our ability to grow our portfolio will be dependent on the availability of Offering proceeds to deploy into new investments. Our ability to continue to raise equity through the Offering is subject to economic and market conditions and investors’ appetite in hotel investments generally and our hotel portfolio specifically. Further, we have a variety of other liquidity commitments that may utilize all or a significant portion of our Offering proceeds.

We expect to use substantial Offering proceeds to reduce our leverage levels. Prior to our entry into an agreement to acquire the Grace Portfolio in May 2014, a majority of our independent directors waived the total portfolio leverage requirement of our charter with respect to the acquisition of the Grace Portfolio should such total portfolio leverage exceed 300% of our total “net assets” (as defined in our charter) upon the acquisition of the Grace Portfolio. Following the acquisition of the Grace Portfolio in February 2015, our total portfolio leverage (which includes the Grace Preferred Equity Interests, as defined and described in Note 3) exceeded this 300% limit, and we expect it will continue to do so for some time. As of June 30, 2015, our total portfolio leverage was 316%. As of June 30, 2015, the principal amount of our outstanding secured financing, which excludes the Grace Preferred Equity Interests, was approximately 56% of the total value of our real estate investments and our other assets.

Since the closing of the Grace Acquisition, we have used an aggregate of $145.1 million of Offering proceeds to reduce indebtedness, including the repayment in full of the $63.1 million Barceló Promissory Note (together with approximately $3.5 million deferred payment with respect to the March 2014 acquisition of the Georgia Tech Hotel & Conference Center) and mandatory redemption of the Grace Preferred Equity Interests of $76.7 million. Following this mandatory redemption, approximately $370.4 million remained outstanding under the Grace Preferred Equity Interests. As required under the terms of the Grace Preferred Equity Interest, we intend to continue to use 35.0% of Offering proceeds to redeem the Grace Preferred Equity Interests at par, up to a maximum of $350.0 million in redemptions for any 12-month period. We expect that upon repayment of the Grace Preferred Equity Interests in full we will have reduced our portfolio leverage to below the 300% maximum limit. We may also use proceeds from the Offering to pay interest, principal and to meet other obligations under our other debt obligations. There can be no assurance we will be able to raise the funds required to meet these objectives on a timely basis, or at all.

Our ability to fund our operations is subject to some uncertainties. To generate working capital we are dependent upon our success at attracting and retaining preferred hotel brands and the economic and business environments of the various markets in which our properties are located. While not expected, if we desire to sell assets to generate liquidity, our ability to do so will be partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates, as well as our ability to obtain the consent of the applicable debt securing the assets. In general, our policy will be to pay distributions from cash flow from operations. However, if we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, advances from our Advisor, our Advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may continue to use the Offering proceeds. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

We expect to make substantial capital improvements to our hotel properties, including the hotels in the Grace Portfolio and the hotels we anticipate acquiring in the Pending Acquisitions. In connection with the acquisition of the Grace Portfolio, our franchisors required property improvements plans (“PIPs”), which set forth their renovation requirements, and the franchisors for the Pending Acquisitions will also require us to perform PIPs. In addition, pursuant to the terms of the Assumed Grace Indebtedness, we are required to make an aggregate of $73.5 million in periodic PIP reserve deposits during 2015 and 2016 to cover a portion of the estimated costs of the PIPs on the total 96 hotels collateralizing that debt. In addition, pursuant to a guaranty entered into in connection with the Assumed Grace Indebtedness, we are required to guarantee the difference between (i) the cost of the PIPs with respect to those 96 hotels during the 24-month period following the acquisition of the Grace Portfolio, estimated to be $102.0 million, and (ii) the amount actually deposited into the PIP reserve with respect to the Assumed Grace Indebtedness. Pursuant to the terms of the Additional Grace Mortgage Loan, we are required to make an aggregate of $20.0 million in periodic PIP reserve deposits during 2015 and 2016 to cover a portion of the estimated costs of the PIPs on the total 21 hotels collateralizing that debt. As of June 30, 2015, we have made total PIP reserve deposits under the Grace Indebtedness of $32.0 million. The Grace Indebtedness also requires us to deposit 4.0% of the gross revenue of the hotels into a separate account for the ongoing replacement or refurbishment of furniture, fixtures and equipment at the hotels. We expect to fund capital expenditure from proceeds from the Offering and cash provided by operations. However, if liquidity from these sources is insufficient to cover our commitments, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us or commercially reasonable.

Acquisitions

Our Advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence and fully negotiated binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may adversely affect our ability to make distributions.

Distributions

On February 3, 2014, our board of directors authorized, and we declared, distributions payable to stockholders of record each day during the applicable month equal to $0.00465753425 per day, which is equivalent to $1.70 per annum, per share of common stock. The first distribution was paid in May 2014 to record holders in April 2014. The distributions are payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month.

The below table shows the distributions paid on shares outstanding for the period ended June 30, 2015 (in thousands).

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 4, 2015	9,441	$718	$647
February 2, 2015	10,888	823	749
March 2, 2015	12,755	869	799
April 1, 2015	15,367	1,150	1,072
May 2, 2015	18,235	1,334	1,221
June 1, 2015	21,216	1,591	1,478
Total		$6,485	$5,966

(1)	Represents the weighted average shares outstanding for the period related to the respective payment date.

The following table shows the sources for the payment of distributions to common stockholders for the periods presented (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Distributions:
Distributions paid in cash directly to stockholders	$4,075		$62		$6,485		$62
Distributions reinvested in common stock issued under the DRIP	3,771		20		5,966		20
Total distributions	$7,846		$82		$12,451		$82
Source of distribution coverage:
Cash flows provided by operations	$—	—%	$—	—%	$—	—%	$—	—%
Offering proceeds from issuance of common stock	4,075	51.9%	62	75.6%	6,485		62	75.6%
Offering proceeds reinvested in common stock issued under DRIP	3,771	48.1%	20	24.4%	5,966		20	24.4%
Total sources of distributions	$7,846	100.0%	$82	100%	$12,451		$82	100.0%
Cash flows provided by (used in) operations (GAAP)	$15,757		$(263)		$(15,922)		$(3,886)
Net income (loss) (GAAP)	$432		$(82)		$(39,544)		$(5,364)

The following table compares cumulative distributions paid to cumulative net income (in accordance with GAAP) for the period from July 25, 2013 (date of inception) through June 30, 2015 (in thousands)(1):

For the Period from July 25, 2013 (date of inception) to June 30, 2015
Distributions paid:
Common stockholders in cash and reinvested in DRIP	$15,921
Total distributions paid	$15,921
Reconciliation of net loss:
Revenues	$223,187
Acquisition and transaction related	(49,315)
Depreciation and amortization	(29,417)
Other operating expenses	(151,676)
Other non-operating expenses	(43,223)
Income tax	(3,947)
Net loss (in accordance with GAAP)	$(54,391)
Cash flows used in operations	$(25,573)
FFO	$(24,450)

(1)	The results for the Predecessor were not included in the above table as these results would not impact the sources of distributions.

For the period from our inception in July 2013 through June 30, 2015, we funded all of our distributions with proceeds from our IPO, including proceeds from our IPO which were reinvested in common stock issued pursuant to our DRIP. To the extent we pay distributions in excess of cash flows provided by operations, our stockholders’ investment in our common stock may be adversely impacted.

Contractual Obligations

We have the following contractual obligations as of June 30, 2015:

Debt Obligations:

The following is a summary of our mortgage notes payable obligation as of June 30, 2015 (in thousands):

	Total	2015	2016 – 2018	2019	Thereafter
Principal payments due on mortgage notes payable	$1,186,901	$—	$227,000	$949,401	$10,500
Interest payments due on mortgage notes payable	179,583	25,157	139,831	14,365	230
Total	$1,366,484	$25,157	$366,831	$963,766	$10,730

Interest payments due on our mortgage note payable are held in a restricted depository account at the lender during the month prior to being due to the lender. Mortgage notes payable due dates assume exercise of all Borrower extension options.

The following is a summary of our mandatorily redeemable preferred securities as of June 30, 2015 (in thousands):

	Total	2015	2016 – 2018	2019	Thereafter
Principal payments due on mandatorily redeemable preferred securities	$408,810	$—	$235,161	$173,649	$—
Interest payments due on mandatorily redeemable preferred securities	101,090	15,382	82,359	3,349	—
Total	$509,900	$15,382	$317,520	$176,998	$—

Maturity dates assume repayment pursuant to mandatory redemption provisions of the securities, other than the requirement to use 35% of Offering proceeds to redeem securities at par. Actual repayment dates are expected to be significantly earlier.

Lease Obligations:

The following table reflects the minimum base rental cash payments due from us over the next five years and thereafter for our ground and other lease obligations as of June 30, 2015 (in thousands):

	Total	2015	2016 – 2018	2019	Thereafter
Lease payments due	$115,666	$2,593	$15,616	$5,225	$92,232

Property Improvement Plan Reserve Deposits:

The following table reflects required PIP reserve deposits under our mortgage debt obligations over the next five years as of June 30, 2015 (in thousands):

	Total	2015	2016 – 2018	2019	Thereafter
PIP reserve deposits due	$61,500	$32,500	$29,000	$—	$—

Related Party Transactions and Agreements

We have entered into agreements with affiliates of our Sponsor, whereby we have paid and will continue to pay certain fees or reimbursements to our Advisor, its affiliates and entities under common control with our Advisor in connection with acquisition and financing activities, sales and maintenance of common stock under our Offering, transfer agency services, asset and property management services and reimbursement of operating and offering related costs. See Note 11 — Related Party Transactions and Arrangements, to our accompanying condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for a discussion of the various related party transactions, agreements and fees applicable during this period.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of secured financings, bears interest at fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes.

As of June 30, 2015, we had not fixed the interest rate for $1.13 billion of our secured variable-rate debt. As a result, we are subject to the potential impact of rising interest rates, which could negatively impact our profitability and cash flows. In order to mitigate our exposures to changes in interest rates, we have entered into two interest rate cap agreements with respect to approximately $903.9 million of our variable-rate debt. The estimated impact on our annual results of operations, of an increase or decrease of 100 basis points in interest rates, would be to increase or decrease remaining annual interest expense by approximately $5.8 million. The estimated impact assumes no changes in our capital structure. As the information presented above includes only those exposures that exist as of June 30, 2015, it does not consider those exposures or positions that could arise after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

Item 4. Controls and Procedures.

In accordance with Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that the disclosure controls and procedures are effective.

No change occurred in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended June 30, 2015 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings.

We are not a party to any material pending legal proceedings.

Item 1A. Risk Factors.

There have been no material changes to the risk factors disclosed in our 2014 Annual Report on Form 10-K, except as set forth below.

We intend to use substantial available proceeds from the Offering to reduce our borrowings, which may limit our ability to pay distributions from offering proceeds or acquire additional properties.

Prior to our entry into an agreement to acquire the Grace Portfolio in May 2014, a majority of our independent directors waived the total portfolio leverage requirement of our charter with respect to the acquisition of the Grace Portfolio should such total portfolio leverage exceed 300% of our total “net assets” (as defined in our charter) upon the acquisition of the Grace Portfolio. Following the acquisition of the Grace Portfolio in February 2015, our total portfolio leverage (which includes the Grace Preferred Equity Interests) exceeded this 300% limit, and we expect it will continue to do so for an indeterminate period of time. As of June 30, 2015, our total portfolio leverage was 316%. As of June 30, 2015, the principal amount of our outstanding secured financing, which excludes the Grace Preferred Equity Interests, was approximately 56% of the total value of our real estate investments and our other assets. Since the closing of the Grace Acquisition, we have used an aggregate of $145.1 million of offering proceeds to reduce indebtedness, including the repayment in full of the $63.1 million Barceló Promissory Note (together with approximately $3.5 million deferred payment with respect to the March 2014 acquisition of the Georgia Tech Hotel & Conference Center) and mandatory redemptions of the Grace Preferred Equity Interests of $76.7 million. Following these mandatory redemptions, approximately $370.4 million of liquidation value remained outstanding under the Grace Preferred Equity Interests. As required under the terms of the Grace Preferred Equity Interests, we intend to continue to use 35.0% of offering proceeds to redeem the Grace Preferred Equity Interests at par, up to a maximum of $350.0 million in redemptions for any 12-month period. We expect that upon repayment of the Grace Preferred Equity Interests in full we will have reduced our portfolio leverage to below the 300% maximum limit. We may also use proceeds from the Offering to pay interest, principal and to meet other obligations under our other debt obligations. There can be no assurance we will be able to raise the funds required to meet these objectives on a timely basis, or at all. Moreover, since our inception, we have been dependent upon offering proceeds to fund all of our distributions and a portion of the purchase price for new hotel investments. Therefore, the continued use of substantial offering proceeds to make mandatory redemptions of the Grace Preferred Equity Interests or repay other debt may limit our ability to pay distributions from offering proceeds or acquire additional properties, including to pay a portion of the closing consideration in connection with the Pending Acquisitions. Moreover, the continued use of substantial offering proceeds to make mandatory redemptions of the Grace Preferred Equity Interests or repay other debt will also reduce the available cash flow to fund working capital, capital expenditures, including the funding of PIP reserves required under the Grace Indebtedness, and other general corporate purposes, which could have a material adverse impact on our business and reduce cash available for distributions to holders of our common stock.

Since our inception, all of our distributions have been paid from proceeds of the Offering. Distributions paid from sources other than our cash flows from operations, particularly from proceeds of the Offering, will result in us having fewer funds available to reduce our borrowings as intended and acquire additional properties and may adversely affect our ability to fund future distributions.

During the year ended December 31, 2014 and the six months ended June 30, 2015, we paid distributions of $3.5 million and $12.5 million, respectively, all of which were funded from proceeds of our Offering, including proceeds of our Offering which were reinvested in common stock issued pursuant to the DRIP. Since our inception, all of our distributions have been paid from proceeds of the Offering. We may pay distributions from unlimited amounts of any source, including borrowing funds, using proceeds from the Offering, issuing additional securities or selling assets. We have not established any limit on the amount of proceeds from the Offering that may be used to fund distributions, except in accordance with our organizational documents and Maryland law. We anticipate that as we realize the expected benefits of our recent and pending acquisitions, our cash flow from operations will fund distributions, but there can be no assurance we will be able to generate sufficient cash flow from operations to do so. We may continue in the future to pay distributions from sources other than from our cash flows from operations, including proceeds from the Offering. Using proceeds from the Offering to pay distributions, especially if the distributions are not reinvested through our DRIP, reduces cash available for investment in assets or other purposes and will likely reduce our per share stockholder equity. We may continue not to generate sufficient cash flows from operations to fully pay distributions, and our ability to use cash flows from operations to pay distributions in the future may also be adversely impacted by our substantial indebtedness. If we have not generated sufficient cash flows from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our advisor, and our advisor’s deferral, suspension or waiver of its fees and expense reimbursements, to fund distributions, we may continue to use the proceeds from the Offering, although we currently intend to use substantial proceeds from the Offering to reduce our borrowings and to pay closing consideration in connection with the Pending Acquisitions, which could limit our ability to pay distribution from proceeds from the Offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with the Offering. We have not established any limit on the amount of proceeds from the Offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

Funding distributions from borrowings could restrict the amount we can borrow for investments, which may, among other things, affect our earnings. Funding distributions with the sale of assets or the proceeds of our Offering may affect our ability to generate additional operating cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities that are convertible or exercisable into shares of our common stock to third-party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flows from operations, affect our earnings or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment in our common stock.

We may not be successful in integrating and operating the hotels we have acquired and any other hotels we may acquire in the future.

We acquired the Grace Portfolio in February 2015. We have entered into agreements to acquire the Pending Portfolios. We may, in the future, acquire, or enter into agreements to acquire, additional hotels. There are many challenges related to our achieving the expected benefits associated with integrating and operating the hotels we have acquired, and any other hotels we may acquire in the future, including the following:

•	we may be unable to successfully maintain consistent standards, controls, policies and procedures;
•	the integration of the hotels we have acquired and any other hotels we may acquire in the future may disrupt our ongoing operations or the ongoing operations of those hotels, and our management’s attention may be diverted away from other business concerns;
•	the hotels we have acquired and any other hotels we may acquire in the future may fail to perform as expected and market conditions may result in lower than expected occupancy and room rates;
•	we may spend more than budgeted amounts to make necessary improvements or renovations to the hotels we have acquired and any other hotels we may acquire in the future;
•	some of the hotels we have acquired are, and some hotels we acquire in the future may be, located in unfamiliar markets where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures; and

•	the hotels we have acquired and any other hotels we may acquire in the future may subject us to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities.

Failure to realize the expected benefits of the acquisition of the Grace Portfolio, the Pending Portfolios and any future acquisitions, within the anticipated timeframe or at all, or the incurrence of unexpected costs, could have a material adverse effect on our financial condition and results of operations and our ability to pay distributions from cash flow from operations.

To comply with brand standards under our franchise agreements, we are required to make capital expenditures, which will be substantial, pursuant to property improvement plans, and we are required to make regular deposits to partially reserve for these amounts under the Grace Indebtedness.

In connection with the Grace Acquisition, our franchisors required property improvement plans, or PIPs, which set forth their renovation requirements for the hotels in the Grace Portfolio. We also expect to enter into new long-term franchise agreements for each hotel acquired in connection with Pending Acquisitions, and these agreements are also expected to include PIPs.

Pursuant to the terms of the Assumed Grace Indebtedness, we are required to make an aggregate of $73.5 million in periodic PIP reserve deposits during 2015 and 2016 to cover a portion of the estimated costs of the PIPs on the total 96 hotels collateralizing that debt. In addition, pursuant to a guaranty entered into in connection with the Assumed Grace Indebtedness, we are required to guarantee the difference between (i) the cost of the PIPs with respect to those 96 hotels during the 24-month period following the acquisition of the Grace Portfolio, estimated to be $102.0 million, and (ii) the amount actually deposited into the PIP reserve with respect to the Assumed Grace Indebtedness.

Pursuant to the terms of the Additional Grace Mortgage Loan, we are required to make an aggregate of $20.0 million in periodic PIP reserve deposits during 2015 and 2016 to cover a portion of the estimated costs of the PIPs on the total 21 hotels collateralizing that debt. The Grace Indebtedness also requires us to deposit 4.0% of the gross revenue of the hotels into a separate account for the ongoing replacement or refurbishment of furniture, fixtures and equipment at the hotels.

In connection with the Pending Acquisitions, the amount of required PIP deposits is also expected to be substantial.

In connection with any future revisions to our franchise or hotel management agreements with respect to hotels we have acquired or may acquire or a refinancing of the Grace Indebtedness, franchisors may require that we make further renovations or enter into additional PIPs. In addition, upon regular inspection of our hotels, franchisors may determine that additional renovations are required to bring the physical condition of our hotels into compliance with the specifications and standards each franchisor or hotel brand has developed.

These capital expenditures will be substantial and could adversely affect our ability to pay distributions or reduce our borrowings or use capital for other corporate purposes. In addition, if we default on a franchise agreement as a result of our failure to comply with the PIP requirements, in general, we will be required to pay the franchisor liquidated damages and the franchisor may have the right to terminate the applicable agreement, and we may also be in default under the Grace Indebtedness. We also we may risk losing a brand license if we do not make hotel brand company-required capital expenditures.

We may not, in whole or in part, complete the Pending Acquisitions on the currently contemplated terms, other terms or at all.

The Pending Acquisitions are scheduled to close in seven separate closings during the third and fourth quarters of 2015 and the first quarter of 2016 subject to certain closing conditions, including, among other things, our entering into replacement franchise agreements for each hotel. There can be no assurance that any condition to the closing of the Pending Acquisitions will be satisfied or waived, if permitted, or that any event, development or change will not occur prior to the consummation of the Pending Acquisitions that would prevent us from completing them, including, without limitation, litigation. Moreover, we have the right to terminate the applicable Pending Acquisitions with respect to 39 of the hotels under certain circumstances that may cause the maximum number of hotels we will purchase, and the corresponding purchase price, to be decreased.

In addition, we anticipate funding the purchase price due at the closings with a combination of proceeds from the Offering and mortgage debt financing. We have secured a commitment for up to $450.0 million in Pending Acquisitions Mortgage Debt. This commitment is subject to conditions, including satisfactory completion of due diligence and the execution of definitive loan documentation, and there can be no assurance we will be able to borrow the amount that we require. Our failure to raise sufficient proceeds from the Offering or obtain such mortgage financing in the amount required to complete the Pending Acquisitions could cause us to default under the related agreements. There also can be no assurance with respect to whether any or all of the Pending Acquisitions will be completed on the currently contemplated terms, other terms or at all. If, for any reason, the Pending Acquisitions are not, in whole or in part, completed, we may be subject to several risks, including, but not limited to, the following:

•	the requirement that, under certain circumstances, including if the Pending Acquisitions are terminated because we have breached the applicable agreements, we may be required to forfeit all or a part of the $73.1 million in aggregate deposits we expect we will have made in connection with the Pending Acquisitions;
•	the incurrence of substantial legal, accounting and due diligence costs relating to the Pending Acquisitions that are payable whether or not the Pending Acquisitions are completed; and
•	the focus of our management being directed toward the Pending Acquisitions and integration planning instead of other opportunities that could have been beneficial to us or our ongoing operations at hotels we have already acquired.

If, we do not, in whole or in part, complete the Pending Acquisitions, we could be subject to substantial losses, such as loss of our deposits and the incurrence of costs which we may be unable to recover. In addition, failure to realize the expected benefits of the completion of the Pending Acquisitions, within the anticipated timeframe or at all, or the incurrence of unexpected costs, could have a material adverse effect on our financial condition and results of operations and our ability to pay distributions from cash flow from operations.

We have incurred substantial indebtedness and expect to incur additional substantial indebtedness in connection with the closing of the Pending Acquisitions, and high levels of debt could hinder our ability to pay distributions and could decrease the value of your investment.

We have incurred substantial indebtedness in acquiring the properties we currently own, and substantially all of these real properties have been pledged as security under our indebtedness. We have obtained a commitment for up to $450.0 million in Pending Acquisitions Mortgage Debt which we expect to incur to pay a portion of the consideration required to complete the Pending Acquisition and to be secured by all 44 hotels to be acquired in the Pending Acquistions. Prior to our entry into an agreement to acquire the Grace Portfolio in May 2014, a majority of our independent directors waived the total portfolio leverage requirement of our charter with respect to the acquisition of the Grace Portfolio should such total portfolio leverage exceed 300% of our total “net assets” (as defined in our charter) upon the acquisition of the Grace Portfolio. Following the acquisition of the Grace Portfolio in February 2015, our total portfolio leverage (which includes the Grace Preferred Equity Interests) exceeded this 300% limit, and we expect it will continue to do so for some time. As of June 30, 2015, our total portfolio leverage was 316%. As of June 30, 2015, the principal amount of our outstanding secured financing, which excludes the Grace Preferred Equity Interests, was approximately 56% of the total value of our real estate investments and our other assets. We expect that upon repayment of the Grace Preferred Equity Interests in full we will have reduced our portfolio leverage to below the 300% maximum limit. In connection with the closing of the Pending Acquisitions, we intend to incur the Pending Acquisitions Mortgage Debt. We do not expect the incurrence of the Pending Acquisitions Mortgage Debt to adversely impact our plans to reduce our portfolio leverage to below the 300% limit.

High debt levels may cause us to incur higher interest charges, will result in higher debt service payments and are accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment in our common stock. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property or properties securing the loan that is in default, thus reducing the value of your investment. For U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. All of our mortgages to date contain cross-collateralization or cross-default provisions, meaning that a default on a single property could affect multiple properties, and any mortgages we enter into in the future may contain cross-collateralization or cross-default provisions. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of our stockholders’ investment.

The incurrence of indebtedness and the issuance of the preferred equity interests to acquire the Grace Portfolio, the incurrence of additional indebtedness in the Pending Acquisitions and any other indebtedness we may incur may limit our future operational and financial flexibility in ways that could have a material adverse effect on our results of operations and financial condition.

We funded part of the purchase price of the Grace Portfolio by assuming $903.9 million in the Assumed Grace Indebtedness, incurring $227.0 million in the Additional Grace Mortgage Loan, and issuing of $447.1 million in the Grace Preferred Equity Interests. We have obtained a commitment for the Pending Acquisitions Mortgage Debt in the amount of up to $450.0 million.

Our incurrence of this indebtedness, and any other indebtedness we may incur, and the issuance of the Grace Preferred Equity Interests limit our future operational and financial flexibility in ways that could have a material adverse effect on our results of operations and financial condition such as:

•	requiring us to use a substantial portion of our cashflow from operations to service indebtedness and pay distributions on the Grace Preferred Equity Interests;
•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;
•	increasing the costs of incurring additional debt as potential future lenders may charge higher interest rates if they lend to us in the future due to our current level of indebtedness;
•	increasing our exposure to floating interest rates;
•	limiting our ability to compete with other companies that are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;
•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities to the extent we are limited in our ability to access the financing required to pursue these opportunities;
•	restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing the Grace Indebtedness, including the rights of our lenders to consent before we modify hotel management agreements or franchise agreements and that require us to replace sub-property managers under certain circumstances;
•	consent rights the holders of the Grace Preferred Equity Interests will have over major actions by us relating to the Grace Portfolio, including the sale of certain hotels;

•	if we are unable to satisfy the redemption, distribution, or other requirements of the Grace Preferred Equity Interests (including if there is a default under the related guarantees provided by our company, our operating partnership and the individual members of the parent of our sponsors), holders of the Grace Preferred Equity Interests will have certain rights, including the ability to assume control of the operations of the Grace Portfolio;
•	exposing us to potential events of default (if not cured or waived) under covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;
•	increasing our vulnerability to a downturn in general economic conditions; and
•	limiting our ability to react to changing market conditions in our industry.

Lenders may require us to enter into restrictive covenants relating to our operations, including financial covenants, which could limit our ability to pay distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace our advisor. These or other limitations, some of which are contained in the Grace Indebtedness, may adversely affect our flexibility and our ability to achieve our investment and operating objectives. In addition, the Pending Acquisitions Mortgage Debt is expected to include the following financial covenants: a minimum debt service coverage ratio, a minimum consolidated net worth and a minimum consolidated liquidity. The mortgage loans we have, or may in the future enter into, include, and may include, other financial and operating covenants. These covenants may restrict our ability to pursue certain business initiatives or certain acquisition transactions that would otherwise be in our best interest. In the event that we fail to satisfy our covenants, we would be in default under our indebtedness and may be required to repay our indebtedness with capital from other sources. Under such circumstances, other sources of debt or equity capital may not be available to us, or may be available only on unattractive terms.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Issuances of Common Stock. For the three months ended June 30, 2015, a total of 977 shares of unregistered common stock, valued at an aggregate of $21,975 were issued to three directors of the Company for director-related compensation on May 28, 2015 and June 30, 2015. The issuance of these shares is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On January 7, 2014, the SEC declared effective our Registration Statement, and we commenced our Offering on a “reasonable best efforts” basis of up to 80.0 million shares of common stock, a maximum of $2.0 billion of common stock. The Registration Statement also registers approximately 21.1 million shares of common stock pursuant the DRIP under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

Through June 30, 2015, we have received $614.4 million in gross proceeds from the Offering which we have used as follows: (i) $58.7 million to pay selling commissions and dealer manager fees to our Dealer Manager; (ii) $14.5 million to pay other Offering expenses, up to 2.0% of which may be reimbursed to our Advisor at the close of the Offering once we have invested all the proceeds of the Offering; (iii) $43.3 million to pay acquisition fees and financing coordination fees to our Advisor; (iv) $15.9 million to pay distributions to our stockholders; (v) $220.7 million to fund part of the purchase price of the Grace Portfolio; (vi) $103.1 million in repayments of debt and redemptions of mandatorily redeemable preferred securities; (vii) $28.0 million in deposits related to Pending Acquisitions; (viii) $6.3 million to fund capital expenditures.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

None.

Item 6. Exhibits.

EXHIBIT INDEX

The following exhibits are included in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
4.2*	First Amendment to the Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., dated as of August 7, 2015
10.1(1)	Agreement of Purchase and Sale, dated June 2, 2015, by and among WS CINCINNATI, LLC, WS COLLEGE STATION JV, LLC, WS-CNO JV, LLC, WS-FNO, LLC, WS SPHERICAL STONE, LLC, and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO WSC, LLC
10.2(1)	Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among SUMMIT HOTEL OP, LP and certain related sellers and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC
10.3(1)	Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among SUMMIT HOTEL OP, LP and certain related sellers and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC
10.4(1)	Form of Agreement of Purchase and Sale, dated June 15, 2015, by and among certain related sellers of the NOBLE INVESTMENT GROUP and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC
10.5(1)	Side Letter Agreement, dated June 15, 2015, by and among certain related sellers of the NOBLE INVESTMENT GROUP and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC
10.6*	Letter Agreement, dated July 15, 2015, by and among SUMMIT HOTEL OP, LP and certain related sellers and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC
10.7*	Letter Agreement, dated July 15, 2015, by and among SUMMIT HOTEL OP, LP and certain related sellers and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32*	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101*	XBRL (eXtensible Business Reporting Language). The following materials from American Realty Capital Hospitality Trust, Inc.’s Quarterly Report on Form 10-Q for the six months ended
June 30, 2015, formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Comprehensive Loss, (iii) the Consolidated Statements of Changes in Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. As provided in Rule 406T of Regulation S-T, this information in furnished and not filed for purpose of Sections 11 and 12 of the Securities Act and Section 18 of the Exchange Act

(1)	Filed as an exhibit to the Company’s Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 filed with the Securities and Exchange Commission on July 17, 2015.
*	Filed herewith

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
Dated: August 12, 2015	By: /s/ Jonathan P. Mehlman Name: Jonathan P. Mehlman Title: Chief Executive Officer and President (Principal Executive Officer)
Dated: August 12, 2015	By: /s/ Edward T. Hoganson Name: Edward T. Hoganson Title: Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)